EXHIBIT 1

                        AGREEMENT AND PLAN OF MERGER



                                DATED AS OF

                              JANUARY 17, 2000

                               BY AND BETWEEN

                         EL PASO ENERGY CORPORATION

                           EL PASO MERGER COMPANY

                                    AND

                          THE COASTAL CORPORATION

                             TABLE OF CONTENTS

ARTICLE I................................................................2
     Section 1.1   The Merger............................................2
     Section 1.2   The Closing; Effective Time...........................2
     Section 1.3   Subsequent Actions....................................2
     Section 1.4   Certificate of Incorporation; By-laws; Directors
                   and Officers of the Surviving Corporation.............3

ARTICLE II...............................................................3
     Section 2.1   Treatment of Common Stock and Preferred Stock.........3
     Section 2.2   Cancellation of Excluded Shares.......................4
     Section 2.3   Conversion of Common Stock of Merger Sub..............4
     Section 2.4   Exchange Agent; Exchange Procedures...................5
     Section 2.5   Transfer Books; Lost, Stolen or Destroyed
                   Certificates..........................................6
     Section 2.6   No Fractional Share Certificates; Termination
                   of Exchange Fund......................................7
     Section 2.7   Options...............................................7
     Section 2.8   Appraisal Rights......................................9
     Section 2.9   Dividends............................................10
     Section 2.10  Certain Adjustments..................................10

ARTICLE III.............................................................10
     Section 3.1   Organization and Qualification; Subsidiaries.........10
     Section 3.2   Restated Certificate of Incorporation and
                   By-laws..............................................11
     Section 3.3   Capitalization.......................................11
     Section 3.4   Power and Authority; Authorization; Valid
                   and Binding..........................................13
     Section 3.5   No Conflict; Required Filings and Consents...........13
     Section 3.6   SEC Reports; Financial Statements....................14
     Section 3.7   Absence of Certain Changes...........................16
     Section 3.8   Litigation; Liabilities..............................16
     Section 3.9   Compliance; Permits..................................17
     Section 3.10  Employee Matters; ERISA..............................17
     Section 3.11  Labor Matters........................................20
     Section 3.12  Environmental Matters................................20
     Section 3.13  Board Action; Vote Required..........................23
     Section 3.14  Opinion of Financial Advisor.........................24
     Section 3.15  Brokers..............................................24
     Section 3.16  Tax Matters..........................................24
     Section 3.17  Public Utility Holding Company Act of 1935...........25
     Section 3.18  Restrictions on Business Activities..................25
     Section 3.19  Year 2000............................................25
     Section 3.20  Accounting Matters...................................25

ARTICLE IV..............................................................26
     Section 4.1   Organization and Qualification; Subsidiaries.........26
     Section 4.2   Restated Certificate of Incorporation and
                   By-laws of Parent and Merger Sub.....................27
     Section 4.3   Capitalization.......................................27
     Section 4.4   Power and Authority; Authorization; Valid
                   and Binding..........................................28
     Section 4.5   No Conflict; Required Filings and Consents...........29
     Section 4.6   SEC Reports; Financial Statements....................30
     Section 4.7   Absence of Certain Changes...........................31
     Section 4.8   Litigation; Liabilities..............................32
     Section 4.9   Compliance; Permits..................................32
     Section 4.10  Employee Matters; ERISA..............................33
     Section 4.11  Labor Matters........................................35
     Section 4.12  Environmental Matters................................35
     Section 4.13  Board Action; Vote Required..........................37
     Section 4.14  Opinion of Financial Advisor.........................38
     Section 4.15  Brokers..............................................38
     Section 4.16  Tax Matters..........................................38
     Section 4.17  Public Utility Holding Company Act of 1935...........39
     Section 4.18  Restrictions on Business Activities..................39
     Section 4.19  Year 2000............................................39
     Section 4.20  Accounting Matters...................................39

ARTICLE V...............................................................39
     Section 5.1   Interim Operations of the Company....................39
     Section 5.2   Interim Operations of Parent.........................42
     Section 5.3   No Solicitation......................................44

ARTICLE VI..............................................................47
     Section 6.1   Meetings of Stockholders.............................47
     Section 6.2   Filings; Other Action................................47
     Section 6.3   Publicity............................................48
     Section 6.4   Registration Statements..............................48
     Section 6.5   Listing Application..................................49
     Section 6.6   Reserved.............................................49
     Section 6.7   Expenses.............................................50
     Section 6.8   Access to Information................................50
     Section 6.9   Insurance; Indemnity.................................50
     Section 6.10  Employee Benefit Plans...............................51
     Section 6.11  Governance Matters...................................53
     Section 6.12  Affiliates...........................................55
     Section 6.13  Pooling-of-Interests.................................56
     Section 6.14  Takeover Statutes....................................57
     Section 6.15  Tax-Free Merger......................................57
     Section 6.16  Section 16(b)........................................57
     Section 6.17  Reasonable Best Efforts..............................57

ARTICLE VII.............................................................60
     Section 7.1   Conditions to Obligations of the Parties.............60
     Section 7.2   Additional Conditions to Obligations of
                   Parent...............................................61
     Section 7.3   Additional Conditions to Obligations of the
                   Company..............................................62

ARTICLE VIII............................................................63
     Section 8.1   Termination..........................................63
     Section 8.2   Effect of Termination................................65
     Section 8.3   Amendment............................................67
     Section 8.4   Extension; Waiver....................................68

ARTICLE IX..............................................................68
     Section 9.1   Non-Survival of Representations, Warranties
                   and Agreements.......................................68
     Section 9.2   GOVERNING LAW........................................68
     Section 9.3   Notices..............................................68
     Section 9.4   Certain Definitions; Interpretation..................69
     Section 9.5   Headings.............................................71
     Section 9.6   Severability.........................................71
     Section 9.7   Assignment; Binding Effect; No Third Party
                   Beneficiaries........................................71
     Section 9.8   ENFORCEMENT..........................................72
     Section 9.9   Counterparts.........................................72
     Section 9.10  Entire Agreement.....................................72

EXHIBITS

Exhibit A             Methodology for Valuation of Company Options

Exhibit B             Form of Amendments to By-laws of Parent

Exhibit C             Form of Affiliate Letter of the Company's Affiliates

Exhibit D             Form of Affiliate Letter of Parent's Affiliates

                           INDEX OF DEFINED TERMS

DEFINED TERM                                                        Page No.

Acquisition Agreement.....................................................45
Acquisition Transaction...................................................46
Action....................................................................51
affiliate.................................................................70
Agreement..................................................................1
Amended By-laws...........................................................53
Applicable Period.........................................................44
By-laws Amendment.........................................................53
Cap Amount................................................................50
Closing....................................................................2
Closing Date...............................................................2
Coastal Limited Preferred Stock...........................................11
Code.......................................................................1
Combination Director......................................................53
Combination Transaction...................................................53
Common Exchange Ratio......................................................4
Company....................................................................1
Company Certificate........................................................4
Company Class A Common Stock...............................................4
Company Common Stock.......................................................1
Company Converted Preferred Stock..........................................4
Company Converted Stock....................................................4
Company Defined Benefit Plan..............................................19
Company Director..........................................................53
Company Disclosure Letter.................................................10
Company Employee Plans....................................................18
Company Employees.........................................................51
Company Equity Equivalent Security........................................12
Company ERISA Affiliate...................................................18
Company Material Adverse Effect...........................................69
Company Option.............................................................7
Company Permits...........................................................17
Company Preferred Stock...................................................11
Company SEC Reports.......................................................15
Company Stock Option Agreement.............................................1
Company Termination Fee...................................................65
Company Trust Securities..................................................11
Confidentiality Agreement.................................................50
control...................................................................70
D&T........................................................................7
DE Appraisal Provisions....................................................9
DGCL.......................................................................2
Dissenting Shares..........................................................9
DLJ.......................................................................38
DOJ.......................................................................58
Effective Time.............................................................2
Environmental Costs.......................................................22
Environmental Laws........................................................23
Environmental Matter......................................................22
Environmental Permits.....................................................21
EPTPC Preferred Stock.....................................................26
ERISA.....................................................................17
Exchange Act..............................................................14
Exchange Agent.............................................................5
Exchange Fund..............................................................5
Exchange Ratios............................................................4
Excluded Common Shares.....................................................4
Excluded Preferred Shares..................................................4
Excluded Shares............................................................4
Feline Prides.............................................................12
FERC......................................................................14
Form S-4..................................................................48
GAAP.......................................................................1
Governmental Entity.......................................................14
Hazardous Substances......................................................22
Holding Company Act.......................................................25
HSR Act...................................................................14
Indemnified Party.........................................................51
Initial Period............................................................54
IRS.......................................................................18
Joint Proxy Statement/Prospectus..........................................49
knowledge.................................................................70
Leviathan Employee Options................................................27
Merger.....................................................................1
Merger Sub.................................................................1
Merrill Lynch.............................................................24
New Plans.................................................................52
Notice....................................................................44
NYSE.......................................................................7
Old Plans.................................................................52
Parent.....................................................................1
Parent Certificates........................................................5
Parent Common Stock........................................................2
Parent Defined Benefit Plan...............................................34
Parent Directors' Nominating Committee....................................53
Parent Disclosure Letter..................................................26
Parent Employee Plans.....................................................33
Parent Employees..........................................................52
Parent Equity Equivalent Security.........................................28
Parent ERISA Affiliate....................................................33
Parent Material Adverse Effect............................................69
Parent Options............................................................28
Parent Permits............................................................33
Parent Preferred Stock....................................................27
Parent Rights Agreement...................................................28
Parent SEC Reports........................................................30
Parent Stock Issuance.....................................................28
Parent Stock Market Price..................................................7
Parent Stock Option Agreement..............................................1
Parent Termination Fee....................................................66
Parent Trust Securities...................................................28
PBGC......................................................................18
PCBs......................................................................23
Person....................................................................70
Post-Merger Material Adverse Effect.......................................58
PwC........................................................................7
Regulatory Law............................................................59
Representatives...........................................................44
SEC........................................................................1
Securities Act............................................................14
Series A Company Preferred Stock..........................................12
Series A Exchange Ratio....................................................4
Series B Company Preferred Stock..........................................12
Series B Exchange Ratio....................................................4
Series C Company Preferred Stock..........................................12
Series C Exchange Ratio....................................................4
Stock Option Agreements....................................................1
Subsidiary................................................................70
Superior Proposal.........................................................46
Surviving Corporation......................................................2
Takeover Proposal.........................................................45
Tax.......................................................................70
Termination Date..........................................................63

                        AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2000 (this "Agreement"), by and among El Paso Energy Corporation, a Delaware corporation ("Parent"), El Paso Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and The Coastal Corporation, a Delaware corporation (the "Company").

                            W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that a merger of Merger Sub with and into the Company (the "Merger") is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and have approved the transactions provided for herein upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and that this Agreement will be, and is hereby, adopted as a plan of reorganization for purposes of the Code;

          WHEREAS, it is intended that the Merger will be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP") and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC");

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and the Company are executing and delivering a Stock Option Agreement, dated as of the date hereof (the "Company Stock Option Agreement"), pursuant to which the Company is granting to Parent an option to purchase, under certain circumstances, for a purchase price of $34.14375 per share, up to 31,834,515 shares of common stock, par value $.33-1/3 per share, of the Company (together with any associated preferred stock or similar purchase rights, the "Company Common Stock"); and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent and the Company are executing and delivering a Stock Option Agreement, dated as of the date hereof (the "Parent Stock Option Agreement", and together with the Company Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Parent is granting to the Company an option to purchase, under certain circumstances, for a purchase price of $37.80 per share, up to 35,080,566 shares of common stock, par value $3.00 per share, of Parent (together with any associated preferred stock purchase rights, the "Parent Common Stock").

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I

     Section 1.1 The Merger. (a) Subject to and upon the terms and conditions of this Agreement and in accordance with the provisions of
Section 251 of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2(b)), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and, as of the Effective Time, shall be a wholly-owned subsidiary of Parent. The effects and consequences of the Merger shall be as specified in this Agreement and in Section 259(a) of the DGCL.

     Section 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 10:00 A.M. local time, on the first business day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as Parent and the Company shall agree (the date of the Closing, the "Closing Date").

          (b) On the Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger, meeting the requirements of the DGCL, to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time at which the certificate of merger with respect thereto shall be duly filed with Secretary of State of the State of Delaware, or at such later time specified in such certificate of merger as shall be agreed by Parent and the Company (the time that the Merger becomes effective, the "Effective Time").

     Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.4 Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Parent and the Company prior to the Closing:

               (i) The Restated Certificate of Incorporation of the Company shall constitute at and after the Effective Time (until amended as provided by applicable law and such Restated Certificate of Incorporation, as applicable) the certificate of incorporation of the Surviving Corporation.

               (ii) The Amended and Restated By-laws of the Company in effect immediately prior to the Effective Time shall constitute at and after the Effective Time (until amended as provided by applicable law and the certificate of incorporation and by-laws, as applicable) the by-laws of the Surviving Corporation.

               (iii) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

               (iv) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal. Prior to the Effective Time, the Board of Directors of the Company will approve the appointment of such directors of Merger Sub as directors of the Surviving Corporation.

                                 ARTICLE II

     Section 2.1 Treatment of Common Stock and Preferred Stock. (a) At the Effective Time, without any action on the part of any holder thereof (but subject to Sections 2.4, 2.5, 2.6 and 2.8 of this Agreement), (i) each share of Company Common Stock, and each share of Class A Common Stock, par value $.33-1/3 per share, of the Company ("Company Class A Common Stock"), issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and (other than those shares held in the treasury of the Company, by Parent or by any of their respective Subsidiaries (collectively, the "Excluded Common Shares")) shall be converted into the right to receive 1.230 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Common Exchange Ratio"), and (ii) each share of Series A Company Preferred Stock (defined in Section 3.3), Series B Company Preferred Stock (defined in Section 3.3) and Series C Company Preferred Stock (defined in Section 3.3) (collectively, the "Company Converted Preferred Stock"), issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and (other than those shares of Company Converted Preferred Stock held in the treasury of the Company, by Parent or by any of their respective Subsidiaries (collectively, the "Excluded Preferred Shares" and, together with the Excluded Common Shares, the "Excluded Shares")) each such share of Series A Company Preferred Stock shall be converted into the right to receive 9.133 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Series A Exchange Ratio"), each such share of Series B Company Preferred Stock shall be converted into the right to receive 9.133 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Series B Exchange Ratio") and each such share of Series C Company Preferred Stock shall be converted into the right to receive 17.980 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Series C Exchange Ratio", and together with the Common Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio, the "Exchange Ratios").

          (b) Upon consummation of the Merger, except as otherwise provided herein: (i) each certificate (other than certificates representing Excluded Shares) ("Company Certificate") that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock, Company Class A Common Stock or Company Converted Preferred Stock (together, "Company Converted Stock") shall evidence, commencing immediately after the Effective Time, the right to receive shares of Parent Common Stock on the basis set forth in Section 2.1(a).

     Section 2.2 Cancellation of Excluded Shares. At the Effective Time, without any action on the part of the holder thereof, each Excluded Share shall forthwith cease to be outstanding and shall be canceled and retired, and no shares of stock or other securities of Parent, the Company or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid, in respect thereof.

     Section 2.3 Conversion of Common Stock of Merger Sub. At the Effective Time, without any action on the part of the holder thereof, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.4 Exchange Agent; Exchange Procedures. (a) Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Parent shall appoint BankBoston, N.A., or such other exchange agent selected by Parent that is reasonably acceptable to the Company (the "Exchange Agent"), to effect the exchange of shares of Company Converted Stock (other than Dissenting Shares (as defined in Section 2.8(b)) for shares of Parent Common Stock in accordance with the provisions of this
Article II. As soon as reasonably practicable following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock ("Parent Certificates") in an amount sufficient to allow the Exchange Agent to make all deliveries of Parent Certificates in exchange for Company Certificates in connection with the Merger, as contemplated by this Section 2.4 and any cash payable in respect of fractional shares in accordance with Section 2.6(a) hereof and any dividends or other distributions payable in accordance with Section 2.4(b) (the "Exchange Fund").

          (b) Parent shall instruct the Exchange Agent to mail to each record holder of shares of Company Converted Stock as soon as reasonably practicable after the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to shares of Company Converted Stock shall pass, only upon the delivery of a Company Certificate or Company Certificates representing such shares to the Exchange Agent, and which letter shall otherwise be in such form and have such other provisions as Parent shall reasonably specify, which form shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of Company Certificates for Parent Certificates and cash in lieu of fractional shares, if any. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of a Company Certificate, together with a duly executed and completed letter of transmittal and all other documents and other materials reasonably required by the Exchange Agent to be delivered in connection therewith, the holder thereof shall be entitled to receive a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock into which the shares of the Company Converted Stock which immediately prior to the Effective Time were represented by such Company Certificate so surrendered shall have been converted in accordance with the provisions of Section 2.1, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.6(a). Unless and until any Company Certificate is so surrendered, no dividends or other distributions, if any, payable to the holders of record of shares of Parent Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such Company Certificate in respect thereof. Upon the surrender of any Company Certificate, the record holder of the Parent Certificate or Parent Certificates representing shares of Parent Common Stock issued in exchange therefor shall be entitled to receive, (i) at the time of surrender, the amount of any dividends or other distributions in respect of such shares of Parent Common Stock having a record date after the Effective Time and a payment date prior to the surrender date, and (ii) at the appropriate payment date, the amount of dividends or other distributions in respect of such shares of Parent Common Stock having a record date after the Effective Time and a payment date subsequent to the date of such surrender. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

          (c) Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the shares of the Parent Common Stock and cash in lieu of fractional shares otherwise payable to any holder of shares of the Company Converted Stock pursuant to this Article II, and from any dividends or other distributions which such holder is entitled to receive pursuant to Section 2.4(b), such amounts as Parent, the Surviving Corporation and/or the Exchange Agent is required to deduct or withhold therefrom under the Code and/or any applicable provision of state, local or foreign law.

     Section 2.5 Transfer Books; Lost, Stolen or Destroyed Certificates.
(a) The stock transfer books of the Company shall be closed at the Effective Time and no transfer of any shares of Company Converted Stock shall thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of any shares of the Company Converted Stock that is not registered in the stock transfer records of the Company at the Effective Time, a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock into which such shares of the Company Converted Stock shall have been converted in the Merger shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.6(a), and payment of dividends or distributions, if any, in accordance with Section 2.4(b) only if the Company Certificate or Company Certificates are surrendered as provided in Section 2.4 (but subject to Section 2.5(b) hereof), accompanied by all documents required to evidence and effect such transfer and evidence of payment of any applicable stock transfer taxes.

          (b) In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the delivery of a duly executed affidavit of that fact by the holder thereof, Parent Certificates in accordance with Section 2.4, cash in lieu of fractional shares, if any, in accordance with Section 2.6(a), and payment of dividends and distributions, if any, in accordance with Section 2.4(b); provided, however, that Parent may, in its discretion, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Company, the Surviving Corporation or the Exchange Agent with respect to that Company Certificate alleged to have been lost, stolen or destroyed.

     Section 2.6 No Fractional Share Certificates; Termination of Exchange Fund. (a) No scrip or certificates for fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates, and no fractional interest in a share of Parent Common Stock will entitle the holder thereof to vote or receive dividends or distributions or any other rights of a stockholder of Parent, with respect to any such fractional share interest. Each Person entitled to receive, but for this Section 2.6(a), a fractional share of Parent Common Stock shall be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices (such average, the "Parent Stock Market Price") of the shares of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the four trading day period immediately preceding the Closing Date.

          (b) Any portion of the Exchange Fund which remains undistributed one year after the Effective Time shall be delivered to Parent upon demand, and each holder of shares of the Company Converted Stock who has not theretofore surrendered such holder's Company Certificates in accordance with the provisions of this Article II shall thereafter look only to Parent for satisfaction of such holder's claims for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.6(a) and any dividends or distributions payable in accordance with Section 2.4(b). Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of shares of Company Converted Stock for any shares or amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.7 Options. (a) In connection with the Merger, each option to purchase shares of Company Common Stock or Company Class A Common Stock (a "Company Option") that will be outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time, and, in consideration thereof, the holder thereof shall have the right to receive a number of shares of Parent Common Stock, decreased to the nearest whole share, having an aggregate value (calculated based on the Parent Stock Market Price) equal to the value of such Company Option immediately prior to the Effective Time, as calculated jointly by PricewaterhouseCoopers LLP ("PwC") and Deloitte & Touche LLP ("D&T") on the basis of the methodology set forth on Exhibit A. Parent shall pay cash to the holders of Company Options based on the Parent Stock Market Price in lieu of issuing fractional shares of Parent Common Stock, unless PwC and/or D&T shall advise Parent and/or the Company that it would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(a) or the second sentence of 6.13(b), as applicable, if cash is so paid in lieu of issuing fractional shares of Parent Common Stock. Notwithstanding the foregoing, in the event that PwC and/or D&T shall advise Parent and/or the Company that it would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(a) or the second sentence of 6.13(b), as applicable, if Company Options are cancelled as contemplated by this Section 2.7(a), the provisions of this Section 2.7(a) shall be inapplicable. The Company shall use reasonable best efforts, in consultation with Parent, to obtain necessary consents, adopting necessary amendments to stock plans or otherwise to effect the cancellation and exchange of Company Options; provided that each such consent and amendment shall provide that if the provisions of this Section 2.7(a) are inapplicable by reason of the immediately preceding sentence, such consent or amendment shall be void ab initio. The Company, Parent or an applicable affiliate of either of them, shall be entitled to deduct from other compensation payable to any holder of a Company Option any sums required by federal, state or local tax law to be withheld with respect to the issuance of shares of Parent Common Stock pursuant to this Section 2.7. In the alternative, such holder may be required to pay such sums directly to the applicable entity. Parent shall have no obligation under this Section 2.7 to issue shares of Parent Common Stock to any such holder until payment of such sums has been received by the applicable entity.

          (b) Subject to Section 2.7(c), in the event that Section 2.7(a) is inapplicable as provided in the third sentence of Section 2.7(a), the Company shall take all action necessary with respect to each Company Option outstanding immediately prior to the Effective Time such that as of the Effective Time: (i) each such Company Option shall entitle the holder thereof to purchase solely such number of shares of Parent Common Stock as is equal to the product of (x) the number of shares of Company Converted Stock subject to such Company Option immediately prior to the Effective Time and (y) the Common Exchange Ratio; and (ii) the exercise price per share of Parent Common Stock subject to any such Company Option as of and after the Effective Time shall be equal to (x) the exercise price per share of the Company Converted Stock subject to such Company Option immediately prior to the Effective Time divided by (y) the Common Exchange Ratio.

          (c) The number of shares of Parent Common Stock deliverable upon exercise of each Company Option to which Section 2.7(b) applies shall, at and after the Effective Time as contemplated by Section 2.7(b), be rounded, if necessary, to the nearest whole share of Parent Common Stock, and the exercise price with respect thereto shall be rounded, if necessary, to the nearest one one-hundredth of a cent (it being understood that all options exercisable at the same price and granted on the same date to the same individual shall be aggregated for this purpose); provided, however, that any adjustment to an "incentive stock option" shall be consistent with
Section 422 of the Code. If Section 2.7(b) is applicable, each Company Option shall be assumed by Parent and shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time (including, without limitation, any applicable vesting schedule), but giving effect to the Merger.

          (d) If Section 2.7(b) is applicable, as soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options a notice stating that the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments, if any, required by this Section 2.7 after giving effect to the transactions contemplated hereby and the terms of the applicable stock plan).

          (e) If Section 2.7(b) is applicable, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and shall use reasonable best efforts to ensure that such shares are listed on the NYSE upon issuance. If Section 2.7(b) is applicable, as soon as practicable after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 of the SEC (if available) (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable upon the exercise of such Company Options and shall use reasonable best efforts to maintain the effectiveness of such registration statement, and to maintain the current status of the prospectus or prospectuses contained therein, until all such Company Options have been exercised, expired or forfeited.

     Section 2.8 Appraisal Rights. (a) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Company Common Stock, Company Class A Common Stock, Series A Company Preferred Stock and Series B Company Preferred Stock in connection with the Merger.

          (b) Notwithstanding anything in this Agreement to the contrary, shares of Series C Company Preferred Stock ("Dissenting Shares") in respect of which the holders thereof comply with all applicable procedures set forth in Section 262 of the DGCL with respect to the right of stockholders to dissent from a merger and receive fair value for their shares (the "DE Appraisal Provisions") shall not be converted into Parent Common Stock, pursuant to this Article II but shall entitle the holder thereof to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DE Appraisal Provisions; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost such holder's rights to appraisal of such Dissenting Shares, in each case under the DE Appraisal Provisions, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be converted into Parent Common Stock pursuant to this Article II. The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the DE Appraisal Provisions and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DE Appraisal Provisions. The Company shall not, except with the prior written consent of Parent, negotiate or make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 2.9 Dividends. Parent and the Company shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, dividends in respect of their respective shares of capital stock so that, in respect of any fiscal quarter, holders of shares of Company Converted Stock do not (i) receive more than one dividend in respect of both (x) shares of Company Converted Stock and (y) shares of Parent Common Stock received pursuant to the Merger in exchange therefor or (ii) fail to receive a dividend in respect of both (x) shares of Company Converted Stock and (y) shares of Parent Common Stock received pursuant to the Merger.

     Section 2.10 Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms hereof, the outstanding shares of Company Converted Stock or Parent Common Stock shall be changed into a different number of shares or other securities by reason of any stock split, combination, merger, consolidation, reorganization or other transaction (other than any conversion of outstanding shares of Company Class A Common Stock or Company Converted Preferred Stock into shares of Company Common Stock in accordance with its terms), or any dividend payable in stock shall be declared thereon with a record date within such period, the applicable Exchange Ratios (and the number of shares of Parent Common Stock issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the holders of shares of Company Converted Stock the same economic effect as contemplated by this Agreement prior to such event.

                                ARTICLE III

          Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect (as defined in Section 9.4).

          (b) Except as disclosed in the Company SEC Reports (as defined in Section 3.6) filed prior to the date of this Agreement, and except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, (i) other than the 12,000,000 outstanding 8.375% Trust Originated Preferred Securities of Coastal Finance I (the "Company Trust Securities") and the 4,000,000 outstanding shares of Participating Cumulative Variable Rate Voting Preferred Stock of Coastal Securities Company Limited (the "Coastal Limited Preferred Stock"), all of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, or other encumbrances, (ii) all of the outstanding shares of capital stock or other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, and (iii) there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into, shares of capital stock or other equity securities of any Subsidiary of the Company.

     Section 3.2 Restated Certificate of Incorporation and By-laws. The Company has furnished or otherwise made available to Parent a complete and correct copy of the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, in each case as amended to the date of this Agreement. Such Restated Certificate of Incorporation and Amended and Restated By-laws and all similar organizational documents of the Subsidiaries of the Company are in full force and effect. The Company is not in violation of its Restated Certificate of Incorporation or Amended and Restated By-laws and, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, none of the Subsidiaries of the Company is in violation of any similar organizational documents of Subsidiaries of the Company.

     Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 2,700,000 shares of Company Class A Common Stock and 50,000,000 shares of serial Preferred Stock, par value $.33-1/3 per share (the "Company Preferred Stock"). 123,169 shares of Company Preferred Stock have been designated as "$1.19 Cumulative Convertible Preferred Stock, Series A" ("Series A Company Preferred Stock"); 348,015 shares of Company Preferred Stock have been designated as "$1.83 Cumulative Convertible Preferred Stock, Series B" ("Series B Company Preferred Stock"); 100,000 shares of Company Preferred Stock have been designated as "$5.00 Cumulative Convertible Preferred Stock, Series C" ("Series C Company Preferred Stock"); 8,000,000 shares of Company Preferred Stock have been designated as "$2.125 Cumulative Preferred Stock, Series H"; and no other shares of Company Preferred Stock are subject to any designation. At the close of business on January 14, 2000, (i) 213,309,958 shares of Company Common Stock were issued and outstanding, (ii) 344,508 shares of Company Class A Common Stock were issued and outstanding, (iii) 52,938 shares of Series A Company Preferred Stock were issued and outstanding, (iv) 58,155 shares of Series B Company Preferred Stock were issued and outstanding, (v) 26,680 shares of Series C Company Preferred Stock were issued and outstanding, and (vi) no other shares of capital stock of the Company were issued and outstanding. At the close of business on January 14, 2000, 4,395,950 shares of Company Common Stock, and no other shares of capital stock of the Company were held by the Company in its treasury. No shares of capital stock of the Company are held by any of the Company's Subsidiaries. All of the issued and outstanding shares of Company Common Stock, Company Class A Common Stock and Company Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights. At the close of business on January 12, 2000, Company Options exercisable for 7,016,983 shares of Company Common Stock, in the aggregate, and no shares of Company Class A Common Stock, in the aggregate, were outstanding. As of the date of this Agreement, other than (i) the option granted pursuant to the Company Stock Option Agreement, (ii) shares of Company Class A Common Stock, each of which is convertible into one share of Company Common Stock, (iii) shares of Series A Company Preferred Stock, each of which is convertible into 7.325 shares of Company Common Stock and .01 shares of Company Class A Common Stock, (iv) shares of Series B Company Preferred Stock, each of which is convertible into 7.325 shares of Company Common Stock and .01 shares of Company Class A Common Stock, (v) shares of Series C Company Preferred Stock, each of which is convertible into 14.421 shares of Company Common Stock and 0.197 shares of Company Class A Common Stock, and (vi) 18,400,000 "FELINE PRIDES" of the Company (consisting of 17,000,000 "Income PRIDES" and 1,400,000 "Growth PRIDES"), in respect of which between 9,906,560 and 12,085,120 shares of Company Common Stock, in the aggregate, are issuable (the "Feline Prides"), and
(vii) Company Options, the Company did not have outstanding any subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company (each of the foregoing, a "Company Equity Equivalent Security"). From the close of business on January 14, 2000, no shares of Company Common Stock or Company Equity Equivalent Securities (other than the option granted pursuant to the Stock Option Agreement) have been issued, sold or otherwise transferred by the Company (except in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities).

          (b) As of the date of this Agreement, there are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any Company Equity Equivalent Securities (except in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities). As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with the Company's stockholders on any matter in respect of which the Company's stockholders are entitled to vote.

     Section 3.4 Power and Authority; Authorization; Valid and Binding. The Company has the necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to perform its obligations hereunder and thereunder, as applicable, except that the consummation of the Merger is subject to the adoption of this Agreement by the Company's stockholders as set forth in Section 3.13(b). The execution and delivery of this Agreement and the Stock Option Agreements by the Company and the performance by it of its obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action on the part of the Company, except that the consummation of the Merger is subject to the adoption of this Agreement by the Company's stockholders as set forth in Section 3.13(b). This Agreement and the Stock Option Agreements have been duly executed and delivered by the Company, and assuming the corporate authority of, and the due authorization, execution and delivery by, Parent and Merger Sub, each of such agreements constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof and thereof, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery by the Company of this Agreement and the Stock Option Agreements do not and will not, and the performance by Company of its obligations hereunder and thereunder do not and will not, (i) violate or conflict with the Restated Certificate of Incorporation or the Amended and Restated By-laws of the Company, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below and to the adoption of this Agreement by the stockholders of the Company as set forth in Section 3.13(b), conflict with or violate any law, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair the Company's or any of its Subsidiaries' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, require the consent of any other party to, or result in any obligation on the part of the Company or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) Except for (i) applicable filings required under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) required filings with and the approval of the Federal Energy Regulatory Commission (the "FERC"), (iii) applicable filings and approvals under federal, state, local or foreign regulatory laws, and applicable requirements of foreign, state or local public utility or similar commissions or agencies, all of which are set forth in the Company Disclosure Letter, (iv) the filing of a certificate of merger with respect to the Merger as required by the DGCL, (v) filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"),
(vi) applicable filings with the NYSE, and (vii) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing to any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), and no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.6 SEC Reports; Financial Statements. (a) The Company has filed all forms, reports, statements and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 1997, has delivered or made available to Parent all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since January 1, 1997 (such forms, reports, statements, schedules and documents filed by the Company with the SEC, including any such forms, reports, statements and other documents filed by the Company with the SEC after the date of this Agreement and prior to the Closing Date are referred to herein, collectively, as the "Company SEC Reports") and with respect to the Company SEC Reports filed by the Company after the date of this Agreement and prior to the Closing Date, will deliver or make available to Parent all of such Company SEC Reports in the form filed with the SEC. As of their respective filing dates, the Company SEC Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated balance sheets of the Company and its Subsidiaries (including all related notes) included in the financial statements contained in the Company SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the respective dates indicated, and each of the statements of consolidated operations, statements of consolidated cash flows and statements of consolidated common stock and other stockholders' equity of the Company and its subsidiaries (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of the Company and its subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Company SEC Reports are in all material respects in accordance with the books and records of the Company and its Subsidiaries.

          (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 3.6 with respect to information or statements (including financial information and statements) that are provided by Parent and set forth in any Company SEC Report filed after the date hereof or with respect to any Parent SEC Reports (as defined in Section 4.6) incorporated therein by reference.

     Section 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and as otherwise contemplated or permitted hereby, since September 30, 1999 (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses and there have not been any changes to the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, or any other developments with respect to the Company or any of its Subsidiaries, in each case whether or not in the ordinary course of business, that, in the aggregate with all other changes and developments, have had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of any shares of the capital stock or other equity securities, or any securities convertible, exercisable or exchangeable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries, other than (v) quarterly cash dividends of $.0625 per share in respect of the outstanding shares of Company Common Stock, (w) quarterly cash dividends of $.05625 per share in respect of the outstanding shares of Company Class A Common Stock,
(x) dividends and distributions in respect of the outstanding shares of Company Preferred Stock, Feline Prides and Company Trust Securities in accordance with their respective terms, (y) quarterly dividends in respect of the outstanding shares of the Coastal Limited Preferred Stock in accordance with the terms thereof, and (z) dividends and distributions by Subsidiaries of the Company; (ii) any change by the Company to its accounting policies, practices or methods; (iii) other than in connection with the exercise, exchange or conversion of Company Equity Equivalent Securities, any repurchase, redemption or other acquisition of any shares of capital stock or other equity securities or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries; (iv) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 1999, (w) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under, any agreement relating to severance, any Company Employee Plan (as defined in Section 3.10), any employment or consulting agreement or any collective bargaining agreement, (x) any increase in the compensation payable or to become payable to any officer, director or employee of the Company or any of its Subsidiaries (except increases in the ordinary course of business),
(y) any grant of any severance or termination pay to any officer or director of the Company, or (z) any grant of any stock options or other equity related awards (other than in the ordinary course consistent with past practice); or (v) any agreement or commitment entered into with respect to the foregoing.

     Section 3.8 Litigation; Liabilities. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective assets or properties, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries (including any related notes thereto) as of September 30, 1999 included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, or (b) which, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.9 Compliance; Permits. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective assets or properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, right-of-way or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets or properties is bound or affected, except for such conflicts, defaults or violations which, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries hold all permits, licenses, easements, rights-of-way, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the businesses of the Company and its Subsidiaries (collectively, the "Company Permits"), except where the failure to hold such Company Permits, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports filed prior to the date of this Agreement or where the failure to so comply, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.10 Employee Matters; ERISA. (a) The Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, all consulting agreements with former officers and directors of the Company and all employment, termination, change-in-control or severance agreements, in each case, pursuant to which the Company or any of its Subsidiaries may have any liability that is material to the Company and its Subsidiaries, taken as a whole (together, the "Company Employee Plans"), excluding, however, employee benefit plans that are primarily subject to the laws of any jurisdiction outside of the United States.

          (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any Subsidiary of the Company or any entity which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "Company ERISA Affiliate"), other than liabilities for premium payments to the Pension Benefit Guaranty Corporation ("PBGC") and liabilities that have previously been satisfied.

          (c) Except as disclosed in the Company SEC Reports filed prior to the date hereof, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or
Part 6 of Title I of ERISA, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or
Section 4975 of the Code; (ii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements of applicable law, and the Company and its Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any of the Company Employee Plans; (iv) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, is the subject of a favorable determination letter from the Internal Revenue Service ("IRS"), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination; (v) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code and Section 302 of ERISA, or pursuant to the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any outstanding liability to the Company or any Company ERISA Affiliate, nor would the execution, delivery or consummation of the transactions contemplated hereby constitute a reportable event for which the 30-day requirement has not been waived; and
(vii) no Company Employee Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC nor, to the knowledge of the Company, is any such audit or investigation threatened.

          (d) The Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds (i) any Company Option as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, and the expiration date of such option or (ii) any shares of Company Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition, the Company Disclosure Letter sets forth, in the aggregate, (i) the number of shares of Company Common Stock underlying all other outstanding rights under Company Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Company Common Stock, to the extent that such shares of Company Common Stock are not included in the number of shares set forth in the third sentence of Section 3.3, and (ii) compensation based on the value of shares of Company Common Stock.

          (e) The PBGC has not notified the Company regarding the institution of proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "Company Defined Benefit Plan"). The Company Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto.

          (f) To the knowledge of the Company, all employee benefit plans of the Company and any of its Subsidiaries that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable law (including, if they are intended to qualify for special tax treatment, applicable tax laws), except for noncompliance that would not individually or in the aggregate have, or reasonably be expected to have, a Company Material Adverse Effect.

          (g) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company or any Subsidiary of the Company, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any Subsidiary of the Company to amend or terminate any Company Employee Plan.

     Section 3.11 Labor Matters. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, which controversies, in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries which, in the aggregate, would have, or reasonably be expected to have, a Company Material Adverse Effect, nor does the Company know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither the Company nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor does the Company have any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.12 Environmental Matters. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except for those matters, in the aggregate, that would not have, or reasonably be expected to have, a Company Material Adverse Effect:

          (a) The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable
Environmental Laws.

          (b) The Company and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by, applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

          (c) All of the Company's and its Subsidiaries' owned and, to the knowledge of the Company, leased real property are free of any Hazardous Substances (except those authorized pursuant to and in accordance with Environmental Permits held by the Company and its Subsidiaries) and free of all contamination arising from, relating to or resulting from any release, discharge or emission of Hazardous Substances.

          (d) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

          (e) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that are reasonably likely to give rise to any liability or other obligation under any Environmental Laws that is reasonably likely to require the Company or any of its Subsidiaries to incur any actual or potential Environmental Costs, or (2) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries based on or related to any Environmental Matter or that could require the Company or any of its Subsidiaries to incur any Environmental Costs.

          (f) There are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned, operated or controlled in whole or in part by the Company or any of its Subsidiaries.

          (g) Neither the Company nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

          (h) Neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

          (i) Neither the Company nor any of its Subsidiaries has been in violation of any Environmental Laws, nor has it been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

          For the purposes of this Agreement, the following terms shall have the meanings indicated:

          "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal or other response costs (which without limitation shall include costs to cause the representing party or its Subsidiaries to come into compliance with Environmental Laws), investigation costs (including without limitation fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) to third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

          "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

          "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

          "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et. seq., the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. ss.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

     Section 3.13 Board Action; Vote Required. (a) The Company's Board of Directors has unanimously approved (including, with respect to Parent, Merger Sub and their respective affiliates and associates, for purposes of rendering inapplicable Section 203 of the DGCL to) this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby, has determined that the transactions contemplated hereby and thereby are fair to and in the best interests of Company and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving and adopting this Agreement and the Merger. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute applicable to the Company will prevent or otherwise delay the consummation of transactions contemplated hereby.

          (b) In accordance with the DGCL, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock, Company Class A Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock and Series C Company Preferred Stock, voting together as a single class (with each share of Company Common Stock and each share of each such series of Company Preferred Stock entitling the holder thereof to one vote and each share of Company Class A Common Stock entitling the holder thereof to 100 votes) is necessary to approve and adopt this Agreement and the Merger. Such vote is the only vote or approval of holders of shares of any class or series of the Company's capital stock required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby.

     Section 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the Exchange Ratios are fair from a financial point of view to the holders of shares of Company Converted Stock (other than Parent and its affiliates).

     Section 3.15 Brokers. Merrill Lynch is the only broker, finder, investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has previously provided to Parent a copy of the letter agreement, dated January 3, 2000, between Merrill Lynch and the Company giving rise to a fee to Merrill Lynch.

     Section 3.16 Tax Matters. (a) Except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have timely filed all federal, state and foreign Tax returns required to be filed by any of them for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are correct and complete and (ii) have paid or accrued in accordance with GAAP all Taxes shown to be due and payable on such returns.

          (b) Except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, there is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries claimed or raised by any authority in writing.

          (c) No written claims that, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect have been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax returns that it is or may be subject to Taxation by that jurisdiction.

          (d) Except as would not, in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, none of the Company and its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

          (e) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does the Company have any knowledge of any fact, agreement, plan or other circumstance with respect to the Company or its Subsidiaries, which would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 3.17 Public Utility Holding Company Act of 1935. The Company is not a "holding company," a "subsidiary company" of a "holding company," an "affiliate of a holding company," or a "public utility company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, and rules and regulations thereunder (the "Holding Company Act").

     Section 3.18 Restrictions on Business Activities. Except for this Agreement or as set forth in the Company SEC Reports filed prior to the date of this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting the Company or any of its Subsidiaries from entering or engaging in any line of business, agreements containing geographic restrictions on the Company's or any of its Subsidiaries' ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of materially prohibiting or impairing the conduct of the businesses of the Company or any of its Subsidiaries or, to the Company's knowledge, after the Effective Time, Parent or any of its Subsidiaries, taken together.

     Section 3.19 Year 2000. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, the systems operated or used by the Company or any of its Subsidiaries have been providing, and are capable of continuing to provide, uninterrupted millennium functionality on and after January 1, 2000 to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data on and before December 31, 1999, except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.20 Accounting Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take action, nor does the Company have any knowledge of any fact or circumstance with respect to the Company or its Subsidiaries, which would prevent the Merger from being accounted for as a pooling-of-interests under GAAP or the rules and regulations of the SEC. D&T has advised the Company that it is not aware as of the date of this Agreement of any reason why D&T would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(b).

                                 ARTICLE IV

          Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by Parent to the Company (the "Parent Disclosure Letter"), Parent hereby represents and warrants to the Company as follows:

     Section 4.1 Organization and Qualification; Subsidiaries. (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of Parent is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Parent and its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect (as defined in Section 9.4). Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          (b) Except as disclosed in the Parent SEC Reports (as defined in Section 4.6) filed prior to the date hereof, and except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, (i) other than preference and common units representing limited partner interests in El Paso Energy Partners, L.P. (formerly known as Leviathan Gas Pipeline, L.P.) ("Leviathan") held by the public and 6,000,000 outstanding shares of 8 1/4% Cumulative Preferred Stock, Series A, par value $50 per share, of El Paso Tennessee Pipeline Co. (the "EPTPC Preferred Stock"), all of the outstanding shares of capital stock and other equity securities of the Subsidiaries of Parent are owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, or other encumbrances, (ii) all of the outstanding shares of capital stock or other equity securities of the Subsidiaries of Parent have been validly issued and are fully paid and nonassessable, (iii) other than options and other rights to purchase preference or common units representing limited partner interests in Leviathan awarded to employees, officers, directors, advisors and consultants of Leviathan ("Leviathan Employee Options"), there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from Parent or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of Parent and there are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of any Subsidiary of Parent. There are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into, shares of capital stock or other equity securities of any Subsidiary of Parent (except in connection with the exercise of Leviathan Employee Options).

     Section 4.2 Restated Certificate of Incorporation and By-laws of Parent and Merger Sub. Parent has furnished or otherwise made available to the Company a complete and correct copy of Parent's Restated Certificate of Incorporation and By-laws and Merger Sub's Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement. The Restated Certificate of Incorporation and By-laws of Parent and all similar organizational documents of Subsidiaries of Parent are in full force and effect. Parent is not in violation of its Restated Certificate of Incorporation or By-laws and Merger Sub is not in violation of its Certificate of Incorporation or By-laws and, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, none of the Subsidiaries of Parent (other than Merger Sub) is in violation of any similar organizational documents of Subsidiaries of Parent.

     Section 4.3 Capitalization. (a) The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 50,000,000 shares of serial Preferred Stock, par value $.01 per share (the "Parent Preferred Stock"). The 7,500,000 shares of the Parent Preferred Stock have been designated as "Series A Junior Participating Preferred Stock" and, other than as contemplated or permitted hereby, no other shares of Parent Preferred Stock are subject to any designation. At the close of business on December 31, 1999, 235,440,039 shares of Parent Common Stock (including 5,845,269 shares held in Parent's Benefit Protection Trust), and no shares of Parent Preferred Stock, were issued and outstanding. At the close of business on January 12, 2000, 3,102,296 shares of Parent Common Stock and no shares of Parent Preferred Stock were held by Parent in its treasury. No shares of capital stock of Parent are held by any of Parent's Subsidiaries. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. At the close of business on December 31, 1999, 22,581,204 options to purchase shares of Parent Common Stock ("Parent Options"), exercisable for 22,581,204 shares of Parent Common Stock, in the aggregate, were outstanding. As of the date of this Agreement, other than (i) the option granted pursuant to the Parent Stock Option Agreement, (ii) preferred stock purchase rights (none of which are exercisable) issued pursuant to the Amended and Restated Shareholder Rights Agreement (the "Parent Rights Agreement"), effective January 20, 1999, between the Parent and BankBoston, N.A., as rights agent, (iii) 6,500,000 4-3/4% Trust Convertible Preferred Securities of El Paso Energy Capital Trust I (the "Parent Trust Securities") (and the underlying 4-3/4% Subordinated Convertible Debentures due 2028 of Parent in the aggregate principal amount of $325 million) convertible into 8,048,730 shares of Parent Common Stock, in the aggregate, and (iv) Parent Options, Parent does not have outstanding any subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from Parent or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Parent (each of the foregoing, a "Parent Equity Equivalent Security"). From the close of business on December 31, 1999 through the date of this Agreement, no shares of Parent Common Stock, and from the close of business on January 12, 2000 through the date of this Agreement, no Parent Equity Equivalent Securities, have been issued, sold or otherwise transferred by Parent (except in connection with the exercise, conversion or exchange of outstanding Parent Equity Equivalent Securities).

          (b) As of the date of this Agreement, there are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any Parent Equity Equivalent Securities (except in connection with the exercise, conversion or exchange of outstanding Parent Equity Equivalent Securities). As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with Parent's stockholders on any matter in respect of which the Parent's stockholders are entitled to vote.

     Section 4.4 Power and Authority; Authorization; Valid and Binding. Each of Parent and Merger Sub has the necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements, as applicable, and to perform its obligations hereunder and thereunder, as applicable, except that the issuance of the shares of Parent Common Stock pursuant to the Merger (the "Parent Stock Issuance") is subject to the approval of the stockholders of Parent as set forth in
Section 4.13(c). The execution and delivery of this Agreement by Parent and Merger Sub and of the Stock Option Agreements by Parent, and the performance by each of its respective obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, except that the Parent Stock Issuance is subject to the approval of the stockholders of Parent as set forth in
Section 4.13(c). This Agreement has been duly executed and delivered by Parent and Merger Sub, and the Stock Option Agreements have been duly executed and delivered by Parent, and assuming the corporate authority of, and the due authorization, execution and delivery by, the Company, each of such agreements constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with the terms hereof or thereof, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery by Parent and Merger Sub of this Agreement, and the execution and delivery by Parent of the Stock Option Agreements, do not and will not, and the performance by Parent and Merger Sub of its obligations hereunder and thereunder, as applicable, do not and will not, (i) violate or conflict with the Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below and to the approval by Parent's stockholders of the Parent Stock Issuance as set forth in Section 4.13(c), conflict with or violate any law, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) subject to the approval by Parent's stockholders of the Parent Stock Issuance as set forth in Section 4.13(c), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair Parent's or any of its Subsidiaries' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, require the consent of any other party to, or result in any obligation on the part of Parent or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license or franchise to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (b) Except for (i) applicable filings required under the premerger notification requirements of the HSR Act, (ii) required filings with and approvals of the FERC, (iii) applicable filings and approvals under federal, state, local or foreign regulatory laws, and applicable requirements of foreign, state or local public utility or similar commissions or agencies, all of which are set forth in the Parent Disclosure Letter, (iv) the filing of a certificate of merger with respect to the Merger as required by the DGCL, (v) filings with the SEC under the Securities Act and the Exchange Act, (vi) applicable filings with the NYSE, and (vii) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither Parent nor any of its Subsidiaries is required to submit any notice, report or other filing to any Governmental Entity, and no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.6 SEC Reports; Financial Statements. (a) Parent (with respect to the period prior to August 1, 1998, for purposes of this Section 4.6, all references to the "Parent" shall be deemed to refer to El Paso Natural Gas Company) has filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 1997, has delivered or made available to the Company all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since January 1, 1997 (such forms, reports, statements, schedules and documents filed by Parent with the SEC, including any such forms, reports, statements, schedules and other documents filed by Parent with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the "Parent SEC Reports") and with respect to the Parent SEC Reports filed by Parent after the date of this Agreement and prior to the Closing Date, will deliver or make available to the Company all of such Parent SEC Reports in the form filed with the SEC. As of their respective filing dates, the Parent SEC Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated balance sheets of Parent and its Subsidiaries (including all related notes) included in the financial statements contained in the Parent SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of Parent as of the respective dates indicated, and each of the consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity of Parent (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of Parent and its Subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Parent SEC Reports are in all material respects in accordance with the books and records of Parent and its Subsidiaries.

          (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 4.6 with respect to information or statements (including financial information and statements) that are provided by the Company and set forth in any Parent SEC Report filed after the date hereof or with respect to any Company SEC Reports incorporated therein by reference.

     Section 4.7 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and as otherwise contemplated or permitted hereby, since September 30, 1999, (a) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses and there have not been any changes to the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, or any other developments with respect to Parent or any of its Subsidiaries, in each case whether or not in the ordinary course of business, that, in the aggregate with all other changes and developments, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (b) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of any shares of the capital stock or other equity securities, or any securities convertible, exercisable or exchangeable for or into shares of capital stock or other equity securities, of Parent or any of its Subsidiaries, other than (v) regular quarterly cash dividends of $.206 per share in respect of the outstanding shares of Parent Common Stock, (w) dividends and distributions in respect of the Parent Trust Securities in accordance with the terms thereof, (x) regular distributions in respect of the outstanding preference and common units representing partner interests in Leviathan, (y) regular quarterly dividends in respect of the outstanding EPTPC Preferred Stock in accordance with the terms thereof and (z) dividends and distributions by Subsidiaries of Parent; (ii) any change by Parent to its accounting policies, practices or methods; (iii) other than in connection with the exercise, exchange or conversion of Parent Equity Equivalent Securities and Leviathan Employee Options, any repurchase, redemption or other acquisition of any shares of capital stock or other equity securities or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of Parent or any of its Subsidiaries; or (iv) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 1999, (w) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under, any agreement relating to severance, any Parent Employee Plan, any employment or consulting agreement or any collective bargaining agreement, (x) any increase in the compensation payable or to become payable to any officer, director or employee of Parent or any of its Subsidiaries (except increases in the ordinary course of business), (y) any grant of any severance or termination pay to any officer or director of Parent, or (z) any grant of any stock options or other equity related awards other than in the ordinary course consistent with past practice; or (v) any agreement or commitment entered into with respect to the foregoing.

          Section 4.8 Litigation; Liabilities. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, proceedings, or investigations pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective assets or properties, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately reflected on the unaudited consolidated balance sheet of Parent and its Subsidiaries (including any related notes thereto) as of September 30, 1999 included in Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, or
(b) which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

          Section 4.9 Compliance; Permits. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective assets or properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, right-of-way or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective assets or properties is bound or affected, except for such conflicts, defaults or violations which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (b) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, Parent and its Subsidiaries hold all permits, licenses, easements, rights-of-way, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the businesses of Parent and its Subsidiaries (collectively, the "Parent Permits"), except where the failure to hold such Parent Permits, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except as described in the Parent SEC Reports filed prior to the date hereof or where the failure to so comply, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.10 Employee Matters; ERISA. (a) The Parent Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, all consulting agreements with former officers and directors of Parent and all employment, termination, change-in-control or severance agreements, in each case, pursuant to which Parent or any of its Subsidiaries may have any liability material to Parent and its Subsidiaries, taken as a whole (together, the "Parent Employee Plans"), excluding, however, employee benefit plans that are primarily subject to the laws of any jurisdiction outside the United States.

          (b) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, no material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Parent or any Subsidiary of the Parent or any entity which is considered a single employer with the Parent or any Subsidiary of the Parent under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "Parent ERISA Affiliate"), other than liabilities for premium payments to the PBGC and liabilities that have previously been satisfied.

          (c) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Parent Employee Plan which could subject Parent or any Parent ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or
Section 4975 of the Code; (ii) no fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Parent Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements of applicable law, and Parent and its Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any of Parent Employee Plans; (iv) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, is the subject of a favorable determination letter from the IRS, and, to Parent's knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination; (v) all contributions required to be made with respect to any Parent Employee Plan pursuant to Section 412 of the Code and Section 302 of ERISA, or pursuant to the terms of Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any outstanding liability to Parent or any Parent ERISA Affiliate, nor would the execution, delivery or consummation of the transactions contemplated hereby constitute a reportable event for which the 30-day requirement has not been waived; and (vii) no Parent Employee Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC nor, to the knowledge of Parent, is any such audit or investigation threatened.

          (d) The Parent Disclosure Letter sets forth a true and complete list of each current or former officer or director of Parent or any of its Subsidiaries who holds (i) any Parent Option as of the date of this Agreement, together with the number of shares of Parent Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, and the expiration date of such option; or
(ii) any shares of Parent Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition, the Parent Disclosure Letter sets forth, in the aggregate, (i) the number of shares of Parent Common Stock underlying all other outstanding rights under Parent Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Parent Common Stock, to the extent that such shares of Parent Common Stock are not included in the number of shares set forth in the third sentence of Section 4.3, and (ii) compensation based on the value of shares of Parent Common Stock.

          (e) The PBGC has not notified Parent regarding the institution of proceedings to terminate any Parent Employee Plan that is subject to Title IV of ERISA (each, a "Parent Defined Benefit Plan"). The Parent Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto.

          (f) To the knowledge of Parent, all employee benefit plans of Parent and any of its Subsidiaries that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable law (including, if they are intended to qualify for special tax treatment, applicable tax laws), except for noncompliance that would not individually or in the aggregate have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (g) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of Parent or any Subsidiary of Parent, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Parent or any Subsidiary of Parent to amend or terminate any Parent Employee Plan.

     Section 4.11 Labor Matters. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, (i) there are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any of its Subsidiaries and any of their respective employees, which controversies, in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect; (ii) neither Parent nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its Subsidiaries which, in the aggregate, would have, or reasonably be expected to have, a Parent Material Adverse Effect, nor does Parent know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither Parent nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor does Parent have any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its Subsidiaries except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.12 Environmental Matters. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except for those matters, in the aggregate, that would not have, or reasonably be expected to have, a Parent Material Adverse Effect:

          (a) Parent and each of its Subsidiaries, and, to the knowledge of Parent, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

          (b) Parent and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material Environmental Permits, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of Parent or any of its Subsidiaries.

          (c) All of Parent's and its Subsidiaries' owned and, to the knowledge of Parent, leased real property are free of any Hazardous Substances (except those authorized pursuant to and in accordance with Environmental Permits held by Parent and its Subsidiaries) and free of all contamination arising from, relating to, or resulting from any release, discharge or emission of Hazardous Substances.

          (d) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

          (e) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that are reasonably likely to give rise to any liability or other obligation under any Environmental Laws that may require Parent or any of its Subsidiaries to incur any actual or potential Environmental Costs, or (2) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving Parent or any of its Subsidiaries based on or related to any Environmental Matter or that could require Parent or any of its Subsidiaries to incur any Environmental Costs.

          (f) There are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned, operated or controlled in whole or in part by Parent or any of its Subsidiaries.

          (g) Neither Parent nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of Parent or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

          (h) Neither Parent nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

          (i) Neither Parent nor any of its Subsidiaries has been in violation of any Environmental Laws, nor has it been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

     Section 4.13 Board Action; Vote Required. (a) Parent's Board of Directors has unanimously approved (including, with respect to the Company and its affiliates and associates, for purposes of rendering inapplicable
Section 203 of the DGCL and Article 12 of Parent's Restated Certificate of Incorporation to) this Agreement and the Stock Option Agreements, and the transactions contemplated hereby and thereby, has determined that the transactions contemplated hereby and the Parent Stock Issuance are fair to and in the best interests of Parent and its stockholders and has resolved to recommend to its stockholders that they vote in favor of the Parent Stock Issuance. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute applicable to Parent will prevent or otherwise delay the consummation of the transaction as contemplated hereby.

          (b) The Board of Directors of Parent has taken all necessary actions such that, (i) none of the Company or any of its "Affiliates" shall become an "Acquiring Person" (each as defined in the Parent Rights Agreement), and (ii) no "Distribution Date," "Stock Acquisition Date" or "Triggering Event" (each as defined in the Parent Rights Agreement) shall have occurred or shall occur, in each case by reason of the execution, delivery or performance of this Agreement or the Stock Option Agreements or any announcement thereof.

          (c) In accordance with the rules and regulations of the NYSE, the affirmative vote in favor of the Parent Stock Issuance of a majority of the votes cast by holders of outstanding shares of Parent Common Stock (provided that the total number of the votes cast represents over 50% of all of the votes eligible to be cast by holders of shares of Parent Common Stock) is necessary to approve the Parent Stock Issuance. Such vote is the only vote or approval of holders of shares of any class or series of Parent's capital stock required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby.

     Section 4.14 Opinion of Financial Advisor. The Board of Directors of Parent has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the Common Exchange Ratio is fair to Parent from a financial point of view.

     Section 4.15 Brokers. DLJ is the only broker, finder or investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has previously provided to the Company a copy of the letter agreement between DLJ and Parent giving rise to a fee to DLJ.

     Section 4.16 Tax Matters. (a) Except as would not, in the aggregate, have, or reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries (i) have timely filed all federal, state and foreign Tax returns required to be filed by any of them for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are correct and complete and (ii) have paid or accrued in accordance with GAAP all Taxes shown to be due and payable on such returns.

          (b) Except as would not, in the aggregate, have, or reasonably be expected to have a Parent Material Adverse Effect, there is no dispute or claim concerning any Tax liability of any of Parent and its Subsidiaries claimed or raised by any authority in writing.

          (c) No written claims that, in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect have been made by an authority in a jurisdiction where any of Parent and its Subsidiaries does not file Tax returns that it is or may be subject to Taxation by that jurisdiction.

          (d) Except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, none of Parent and its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

          (e) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have any knowledge of any fact, agreement, plan or other circumstance with respect to Parent or its Subsidiaries, which would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 4.17 Public Utility Holding Company Act of 1935. Parent is not a "holding company," a "subsidiary company" of a "holding company," an "affiliate of a holding company," or a "public utility company," as such terms are defined in the Holding Company Act.

     Section 4.18 Restrictions on Business Activities. Except for this Agreement or as set forth in Parent SEC Reports filed prior to the date of this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting Parent or any of its Subsidiaries from entering or engaging in any line of business, agreements containing geographic restrictions on Parent's or any of its Subsidiaries' ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of materially prohibiting or impairing the conduct of the business of Parent or any of its Subsidiaries or, to the knowledge of Parent, after the Effective Time, Parent or any of its Subsidiaries, including the Company, taken together.

     Section 4.19 Year 2000. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, the systems operated or used by Parent or any of its Subsidiaries have been providing and are capable of continuing to provide uninterrupted millennium functionality on and after January 1, 2000 to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data falling on and before December 31, 1999, except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.20 Accounting Matters. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have any knowledge of any fact or circumstance with respect to Parent or its Subsidiaries, which would prevent the Merger from being accounted for as a pooling-of-interests under GAAP or the rules and regulations of the SEC. PwC has advised Parent that it is not aware as of the date of this Agreement of any reason why PwC would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(a).

                                 ARTICLE V

     Section 5.1 Interim Operations of the Company. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (unless Parent shall otherwise approve in writing or except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Letter):

               (i) conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to (x) preserve intact its business organization, (y) keep available the services of its officers and employees and (z) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with it; provided that the failure of any officer or employee of the Company or its Subsidiaries to remain an officer or employee of the Company or its Subsidiaries shall not constitute a breach of this covenant;

               (ii) not (A) amend the Restated Certificate of Incorporation or Amended and Restated By-laws of the Company; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities, other than (v) quarterly cash dividends of $.0625 per share in respect of the outstanding shares of Company Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice; (w) quarterly cash dividends of $.05625 per share in respect of the outstanding shares of Company Class A Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice; (x) dividends and distributions pursuant to the terms of the Company Preferred Stock, the Company Trust Securities and the Feline Prides; (y) regular quarterly dividends in respect of the outstanding shares of Coastal Limited Preferred Stock in accordance with the terms thereof; and (z) dividends and distributions by Subsidiaries of the Company; (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause (D) shall not prohibit the exercise, exchange or conversion of Company Equity Equivalent Securities); or (E) enter into any agreement or letter of intent, agreement in principle or similar arrangement to (x) sell, transfer or otherwise dispose of, in the aggregate, a material amount of assets or properties or any material business, by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise or (y) purchase or otherwise acquire assets, properties and businesses except for (1) acquisitions contemplated by and in accordance with the Company's capital expenditures budget for the year 2000 previously delivered to Parent, (2) acquisitions not contemplated by such capital expenditures budget not to exceed an additional $200 million in the aggregate, and (3) subject to the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, additional acquisitions not contemplated by such capital expenditures budget not to exceed an additional $300 million in the aggregate;

               (iii) not take any action that to the knowledge of the Company would prevent the Merger from qualifying for pooling of interests accounting treatment under GAAP and the rules and regulations of the SEC or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

               (iv) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (A) execute, establish, adopt or amend, or accelerate rights or benefits under, any agreement relating to severance or change-in-control, any Company Employee Plan, any employment or consulting agreement with current or former officers or directors or any collective bargaining agreement, (B) increase the compensation payable or to become payable to any of its officers, directors or employees (except for increases in the ordinary course of business consistent with past practices), (C) grant any severance or termination pay to any officer or director of the Company, or (D) grant any stock options or other equity related awards;

               (v) not issue, deliver, grant, sell, pledge or otherwise dispose of shares of any class of its capital stock, other equity securities, or any securities convertible, exercisable or exchangeable for or into, any such shares or other equity securities, except upon the exercise, exchange or conversion of Company Equity Equivalent Securities;

               (vi) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

               (vii) not take any action to render inapplicable, or to exempt any third party from, any provision of the Restated Certificate of Incorporation of the Company or any statute referred to in Section 6.14;

               (viii) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII of this Agreement not being satisfied or that would impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

               (ix) not take any action to cause the shares of Company Common Stock to cease to be listed on the NYSE;

               (x) not waive any of its rights under, or release any other party from such other party's obligation under, or amend any provision of any standstill agreement;

               (xi) not issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, in each case having the right to vote together with the Company's stockholders on any matter; and

               (xii) not enter into any commitments or agreements to do any of the foregoing.

     Section 5.2 Interim Operations of Parent. Between the date of this Agreement and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to (unless the Company shall otherwise approve in writing or except as otherwise expressly contemplated by this Agreement or disclosed in the Parent Disclosure Letter):

               (i) conduct its business in all material respects in the ordinary course and to the extent consistent therewith, use reasonable best efforts to (x) preserve intact its business organization, (y) keep available the services of its officers and employees and (z) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it; provided that the failure of any officer or employee of Parent or its Subsidiaries to remain an officer or employee of Parent or its Subsidiaries shall not constitute a breach of this covenant;

               (ii) not (A) amend the Restated Certificate of Incorporation or By-laws of Parent (other than to increase the number of authorized shares of Parent Common Stock and/or Parent Preferred Stock); (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (C) declare, set aside or pay any dividend or distribution (payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities, other than (v) quarterly cash dividends of $.206 per share in respect of the outstanding shares of Parent Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice, (w) dividends and distributions in respect of the Parent Trust Securities in accordance with the terms thereof; (x) regular distributions in respect of the outstanding preference and common units representing partner interests in Leviathan, (y) regular quarterly dividends in respect of the outstanding EPTPC Preferred Stock in accordance with the terms thereof; and (z) dividends and distributions by Subsidiaries of Parent; (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause (D) shall not prohibit the exercise, exchange or conversion of Parent Equity Equivalent Securities); or (E) enter into any agreement, letter of intent, agreement in principle or similar agreement to sell, transfer or otherwise dispose of, or purchase or otherwise acquire assets of any business that generated net revenues or net income in the most recently completed fiscal year constituting, or is comprised of net assets having a book value equal to, 25% or more of the consolidated net revenue or net income of Parent for its most recently completed fiscal year (taking into account the merger of Sonat Inc. with and into Parent and the restatement of the financial statement of Parent in connection therewith), or the consolidated net assets of Parent, as applicable, by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise;

               (iii) not take any action that to the knowledge of Parent would prevent the Merger from qualifying for pooling of interests accounting treatment under GAAP and the rules and regulations of the SEC or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

               (iv) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (A) execute, establish, adopt or amend, or accelerate rights or benefits under, any agreement relating to severance or change-in-control or any Parent Employee Plan (provided that Parent and its Subsidiaries shall be permitted hereunder to (i) enter into or amend consulting, employment or collective bargaining agreements and (ii) amend its Key Executive Severance Protection Plan and Employee Severance Protection Plan to exclude the employees of the Company and its Subsidiaries from participating therein following the Effective Time), (B) increase the compensation payable or to become payable to any of its officers, directors or employees (except for increases in the ordinary course of business consistent with past practices), (C) grant any severance or termination pay to any officer or director of Parent, or (D) grant any stock options or other equity related awards;

               (v) not issue, deliver, grant, sell, pledge or otherwise dispose of shares of any class of its capital stock, other equity securities, or any securities convertible, exercisable or exchangeable for or into, any such shares or other equity securities, except (x) upon the exercise, exchange or conversion of Parent Equity Equivalent Securities,
(y) trust securities (which are not directly or indirectly convertible into or exercisable or exchangeable for shares of Parent Common Stock) in connection with financing transactions and (z) in connection with a purchase or acquisition permitted under Section 5.2 (ii)(E), provided that the issuance, delivery, grant, sale, pledge or other disposition does not require the approval of the stockholders of Parent under the rules of the NYSE or applicable law; and provided, further that, without the consent of the Company (not to be unreasonably withheld), Parent may issue or deliver in the aggregate in connection with such permitted purchases and acquisitions, no more than 37.5 million shares of Parent Common Stock (the issuance of securities exercisable, exchangeable or convertible for shares of Parent Common Stock shall, for this purpose, be deemed an issuance of the number of shares of Parent Common Stock into which such securities are exercisable, exchangeable or convertible);

               (vi) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

               (vii) not (x) take any action to amend the Parent Rights Agreement, (y) redeem the rights subject to the Parent Rights Agreement or
(z) take any action to render inapplicable, or to exempt any third party from, any provision of the Parent Rights Agreement, the Restated Certificate of Incorporation of Parent or any statute referred to in
Section 6.14;

               (viii) not take any action to cause the shares of Parent Common Stock to cease to be listed on the NYSE;

               (ix) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII hereof not being satisfied or that would impair the ability of Parent to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

               (x) not waive any of its rights under, or release any other party from such other party's obligations under, or amend any provision of, any standstill agreement;

               (xi) not issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, in each case having the right to vote together with Parent's stockholders on any matter; and

               (xii) not enter into any commitments or agreements to do any of the foregoing.

     Section 5.3 No Solicitation. (a) Neither the Company nor Parent shall, nor shall either permit its respective Subsidiaries to, or authorize any of its or its Subsidiaries' officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives ("Representatives") to, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal (defined below), or (ii) directly or indirectly engage in negotiations with or provide any confidential information or data to any person relating to any Takeover Proposal; provided, however, that at any time prior to the date of the stockholders' meetings contemplated by
Section 6.1 (the "Applicable Period"), the Company or Parent, as applicable, may, in response to a Superior Proposal (as defined below) which was not solicited by it and which did not otherwise result from a breach of this Section 5.3(a), and subject to providing prior written notice of its decision to take such action to the other party (the "Notice") and compliance with Section 5.3(c), following delivery of the Notice (x) furnish information with respect to the Company or Parent, as applicable, and/or its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

          (b) Neither the Board of Directors of the Company nor any committee thereof, nor the Board of Directors of Parent nor any committee thereof, shall (x) unless such Board or committee shall have determined in good faith that adverse developments affecting the other party have caused the Merger to be contrary to the best interests of its stockholders, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, such Board of Directors' approval or recommendation, in the case of the Company, of the Merger or this Agreement and, in the case of Parent, of the Parent Stock Issuance, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by such party in accordance with Section 5.3(a)) relating to any Takeover Proposal (each, an "Acquisition Agreement"), or
(z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company or Parent, as applicable, and which did not otherwise result from a breach of Section 5.3(a), the Board of Directors of the Company, or the Board of Directors of Parent, as applicable, may (subject to this sentence) terminate this Agreement and concurrently with or after such termination, if it so chooses, cause the Company or Parent, as applicable, to enter into any Acquisition Agreement with respect to any Superior Proposal, but only at a time that is during the Applicable Period and is after the fifth business day following the party's delivery of written notice advising the other party that the Board of Directors of the Company, or the Board of Directors of Parent, as applicable, has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

          (c) Each party promptly shall advise the other party orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. Such party shall keep the other party fully informed of the status and material terms of any such Takeover Proposal or inquiry.

          (d) The Company and Parent shall each immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

          For purposes of this Agreement, a "Takeover Proposal" with respect to the Company or Parent, as applicable, means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company or Parent, as applicable, and its Subsidiaries, taken as a whole, or 25% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or Parent, as applicable, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or Parent, as applicable, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as applicable, or any of its Subsidiaries that constitutes 25% or more of the net revenues, net income or assets of the Company or Parent, as applicable, and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement, the Stock Option Agreements or transactions permitted under Sections 5.1 or 5.2, as applicable. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement or by the Stock Option Agreements and transactions permitted under Sections 5.1 or 5.2, as applicable, is referred to herein as an "Acquisition Transaction."

          For purposes of this Agreement, a "Superior Proposal" with respect to the Company or Parent, as applicable, means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock or Parent Common Stock, as applicable, then outstanding or at least 50% of the assets of the Company or Parent, as applicable, and its Subsidiaries, taken together, and if (x) the proposal is otherwise on terms which the Board of Directors of the Company or Parent, as applicable, determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Board of Directors of the Company or Parent, as applicable, deems relevant) to be more favorable to the Company's stockholders or Parent's stockholders, as applicable, than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company or Parent, as applicable, is reasonably capable of being obtained by such third party and (y) such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the advice of outside counsel), determines in good faith that, in the case of the Company and Parent, furnishing information to the third party, participating in discussions or negotiations with respect to the Superior Proposal or withdrawing or modifying its recommendation with respect to the Merger (in the case of the Company) or the Parent Stock Issuance (in the case of Parent) or recommending a Takeover Proposal, or terminating this Agreement, is required for the Board of Directors of the Company or Parent, as applicable, to comply with its fiduciary duties to the Company or Parent, as applicable, and its stockholders under applicable law.

          (e) Nothing contained in this Agreement shall prohibit the Company or Parent or their respective Boards of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

                                 ARTICLE VI

     Section 6.1 Meetings of Stockholders. Each of Parent and the Company will take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon, in the case of the Company, the approval and adoption of this Agreement and the Merger and, in the case of Parent, the approval of the Parent Stock Issuance. Subject to any changes permitted by
Section 5.3(b), the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the Board of Directors of Parent shall recommend that the stockholders of Parent vote in favor of the Parent Stock Issuance and such recommendations shall be included in the Joint Proxy Statement/Prospectus (as defined in Section 6.4); provided, however, that nothing contained in Section 5.3(b) or this Section 6.1 shall require the Board of Directors of either party to make any recommendation or refrain from making any recommendation with respect to a Superior Proposal, which such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the advice of outside counsel), determines in good faith would result in a breach of its fiduciary duty under applicable law. Each of such parties shall take all lawful action necessary or advisable to solicit the approval of its respective stockholders including, without limitation, timely mailing to its stockholders the Joint Proxy Statement/Prospectus as promptly as practicable after the Form S-4 (as defined in Section 6.4) shall be declared effective. The parties shall coordinate and cooperate with respect to the timing of such meetings and shall, unless otherwise agreed, hold such meetings on the same day.

     Section 6.2 Filings; Other Action. (a) Subject to the terms and conditions herein provided, each of the Company and Parent shall (i) cooperate with the other in (x) determining which other notices, reports or filings are required to be made prior to the Effective Time with, and which other waivers, consents, approvals or authorizations are required to be obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (y) timely making all such notices, reports or filings and timely seeking all such waivers, consents, approvals or authorizations; and (ii) furnish the other party with such necessary information regarding itself and its Subsidiaries and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary notices, reports or filings, or submissions of information to any Governmental Entity.

          (b) Each of Parent and the Company shall give prompt notice to the other party of the following:

               (x) the occurrence of or failure to occur of any event the occurrence or failure of which to occur would be likely to result in (i) any condition set forth in Article VII being incapable of being satisfied or (ii) a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable;

               (y) any failure of such party to comply in any material respect with any of its covenants or agreements hereunder; and

               (z) such party becoming aware that statements relating to such party or any of its Subsidiaries set forth in the Joint Proxy Statement/Prospectus or the Form S-4 contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstance under which they were made, not misleading.

          Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.3 Publicity. The parties agree that the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint press release (to include such text as the parties may mutually agree). Thereafter, subject to their respective legal obligations (including requirements of securities exchanges and other similar regulatory bodies), Parent and the Company shall consult with each other and use their reasonable best efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any public statement or disclosure required by any Governmental Entity, securities exchange or other similar regulatory body with respect thereto.

     Section 6.4 Registration Statements. The parties shall cooperate and promptly prepare, and Parent shall file with the SEC as soon as practicable a registration statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the shares of Parent Common Stock issuable pursuant to the transactions contemplated hereby, a portion of which Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of each of Parent and the Company in connection with this Agreement and the transactions contemplated hereby and a prospectus with respect to the shares of Parent Common Stock issuable pursuant to the transactions contemplated hereby (the "Joint Proxy Statement/Prospectus"). The parties will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties agree to use reasonable best efforts and shall cooperate to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and Parent shall use reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required in connection with the issuance of shares of Parent Common Stock pursuant to the transactions contemplated hereby (provided that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of Parent and the Company agrees that the information provided by it for inclusion in the Form S-4 and the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof to stockholders, at the time of the respective meetings of the stockholders of the parties, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Company will advise the other promptly after it receives notice thereof of the time when the Form S-4 has or is to become effective or when any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. Each of Parent and the Company will provide the other with reasonable opportunity to review and comment on any amendments or supplements to the Form S-4 and/or the Joint Proxy Statement/Prospectus prior to filing such amendments or supplements with the SEC, and further agree that each party will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. No filings of the Form S-4 or the Joint Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the approval of Parent and the Company (which consent shall not be unreasonably withheld).

     Section 6.5 Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application with respect to the shares of Parent Common Stock issuable pursuant to the transactions contemplated hereby, and Parent shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock on the NYSE, subject to official notice of issuance.

     Section 6.6 Reserved.

     Section 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs or expenses except as expressly provided herein and except that (a) the filing fees in respect of filings made pursuant to HSR Act, (b) filing fees in connection with the filing of the Form S-4 and Proxy Statement/Prospectus with the SEC, (c) all filing fees in connection with any filings, permits or approvals made or obtained under applicable state securities and "blue sky" laws, (d) all printing, mailing and related expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and (e) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and the Company.

     Section 6.8 Access to Information. (a) From the date of this Agreement to the Effective Time, each of Parent and the Company shall, and shall cause its respective Subsidiaries, and its and their Representatives to, afford the Representatives of the other party reasonable access at reasonable times upon reasonable notice to each of the party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other party with all financial, operating and other data and information as such other party may reasonably request, in each case only to the extent, in the judgment of counsel to such party, permitted by law, including antitrust law.

          (b) Each of Parent and the Company agrees that all information so received from the other party shall be deemed received pursuant to the Confidentiality Agreement, and that party shall, and shall cause its affiliates and each of its and their Representatives to, comply with the provisions of the Confidentiality Agreement, dated November 17, 1999, between Parent and the Company (the "Confidentiality Agreement") with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

     Section 6.9 Insurance; Indemnity. (a) Parent shall cause the Surviving Corporation to obtain and maintain in effect for not less than six years after the Effective Time a directors' and officers' insurance policy or policies insuring the Company's directors and officers for all liabilities and costs (which policy or policies shall be substantially equivalent to Parent's current policy or policies) with respect to acts or failures to act prior to or as of the Effective Time (other than to the extent the available limit of any such insurance policy may be reduced or exhausted by reason of the payment of claims thereunder); provided, however, that in order to maintain or procure such coverage, neither Parent nor the Surviving Corporation, as applicable, shall be required to pay, in the aggregate, an annual premium in excess of 200% of the current annual premium paid by Parent for its existing coverage (the "Cap Amount"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap Amount, the Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying, in the aggregate, an annual premium equal to the Cap Amount. From and after the Effective Time, the Surviving Corporation shall, and, if applicable, Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law, each person who is a current or former officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to or as of the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the indemnifying party shall control the defense of such Action with counsel selected by it; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by it at the Indemnified Party's expense. Unless rendered by a court of competent jurisdiction, any required determination as to whether or not an Indemnified Party has met any applicable standard for indemnification under applicable law shall be made by independent counsel selected by such Indemnified Party and reasonably satisfactory to Parent, whose fees and expenses shall be borne by Parent.

          (b) Parent agrees that the provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-laws in effect as of the date of this Agreement affecting the Indemnified Parties' rights to indemnification, limitation of liability and advancement of expenses shall survive the consummation of the Merger and shall continue in full force and effect, without any amendment thereto (unless required by law), for a period of six years from the Effective Time.

          (c) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.10 Employee Benefit Plans. (a) From and after the Effective Time, subject to applicable law, Parent shall assume and honor the obligations of the Company and its Subsidiaries under all existing Company Employee Plans and shall perform the obligations of the Company and its Subsidiaries under such Company Employee Plans in the same manner and to the same extent that the Company and its Subsidiaries would have been required to perform thereunder; provided, however, that, except as otherwise explicitly provided, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its Subsidiaries (such employees, the "Company Employees") or (ii) the amendment and termination of any Company Employee Plan to the extent permitted by the terms thereof and applicable law.

          (b) Following the Effective Time, subject to applicable law, Parent intends to, or intends to cause one or more of its Subsidiaries to, provide compensation and employee benefits to the Company Employees which will be substantially similar, in the aggregate, to the compensation and employee benefits that Parent provides to similarly situated employees other than the Company Employees (the employees other than the Company Employees, the "Parent Employees") (excluding, however, participation in the El Paso Energy Corporation Key Executive Severance Protection Plan and the El Paso Energy Corporation Employee Severance Protection Plan), including, without limitation, participation in the El Paso Energy Corporation Employee Stock Purchase Plan.

          (c) To the extent that any employee benefit plan is made available to Company Employees on or following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, grant Company Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent that service of Parent Employees is recognized for any such purpose. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Employee Plans, or any other employee benefit plans sponsored by Parent and its Subsidiaries (such plans, collectively, the "New Plans") to the extent coverage under such plan replaces coverage under a comparable Company Employee Plan in which such employee participates immediately before or at any time after the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (d) (i) No written communication shall be made to Company Employees regarding the compensation and employee benefits to be provided at and following the Effective Time without the express consent of Parent, which consent shall not be unreasonably withheld; and (ii) the Company shall cause no oral communication to be made regarding compensation and employee benefits that (x) establishes obligations of Parent or the Surviving Corporation or any of their Subsidiaries other than as set forth herein or (y) increases any such obligations.

          (e) Without limiting the generality of the foregoing, Parent and the Company agree to the matters set forth on Section 6.10 of the Parent Disclosure Letter.

     Section 6.11 Governance Matters. (a) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to cause the By-laws of Parent to be amended as of the Effective Time to incorporate the provisions set forth in Exhibit B (this amendment, the "By-laws Amendment," and Parent's By-laws as so amended, the "Amended By-laws").

          (b) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to (i) cause the Board of Directors of Parent to consist, as of the Effective Time, of 12 directors, (x) seven of whom shall be persons designated by Parent prior to the Effective Time from the then current directors of Parent, and (y) five of whom shall be persons designated by the Company prior to the Effective Time from the then current directors of the Company, and (ii) establish, as of the Effective Time, a nominating committee of the Board of Directors of Parent (referred to herein as the "Parent Directors' Nominating Committee") comprised of the seven designees of Parent and a second nominating committee of the Board of Directors of Parent (referred to herein as the "Company Directors' Nominating Committee") comprised of the five designees of the Company. Parent's designees shall include William A. Wise and, if the Effective Time occurs prior to December 31, 2000, Ronald L. Kuehn, Jr.; and the Company's designees shall include David A. Arledge. For purposes of this Agreement, the term "Company Director" means, so long as such person is a director of Parent, (i) any person designated by the Company pursuant to this paragraph
(b) who becomes a director of Parent at the Effective Time and (ii) any person (other than a Combination Director (as defined below)) who subsequently becomes a director of Parent and who is recommended or designated by the Company Directors' Nominating Committee pursuant to paragraph (c) below, provided that no more than one Company Director then in office shall have been presently or formerly employed as an executive officer or other employee of the Company; the term "Parent Director" means, so long as such person is a director of Parent, (i) any person designated by Parent pursuant to this paragraph (b) who is a director of Parent at the Effective Time and (ii) any person (other than a Combination Director) who subsequently becomes a director of Parent and who is recommended or designated by the Parent Directors' Nominating Committee pursuant to paragraph (c) below; and the term "Combination Director" means, so long as a person is a director of Parent, (i) any person first elected or appointed as a director of Parent in connection with a Combination Transaction (defined below) and (ii) any person who becomes a director of Parent who is nominated or designated by the Board to replace any Combination Director. "Combination Transaction" means any merger, consolidation or other business combination transaction the definitive agreement for which is first approved by Parent's Board of Directors after the Effective Time (including any acquisition of any business or Person pursuant to a stock or asset purchase or otherwise) by or involving Parent or any Subsidiary of Parent.

          (c) From and after the Effective Time and until December 31, 2002 (the "Initial Period"), the Board of Directors of Parent shall maintain the existence of (i) the Company Directors' Nominating Committee which shall at all times be comprised of all (and only) the Company Directors and (ii) the Parent Directors' Nominating Committee which shall at all times be comprised of all (and only) the Parent Directors. The Company Directors' Nominating Committee shall be vested with the power and authority (i) to recommend to the Board of Directors of Parent up to five candidates for nomination by such Board of Directors for election at each annual meeting of the stockholders of Parent and (ii) to designate persons to fill vacancies on such Board of Directors as set forth below. The Parent Directors' Nominating Committee shall be vested with the power and authority (i) to recommend to the Board of Directors of Parent up to seven candidates for nomination by such Board of Directors for election at each annual meeting of the stockholders of Parent and (ii) to designate persons to fill vacancies on such Board of Directors as set forth below. The Board of Directors shall nominate for election at each annual meeting of stockholders of Parent, and identify as candidates for election as directors on the applicable notice of meeting required by the Amended By-laws or accompanying document, and subject to the next sentence may only nominate: (x) up to five candidates designated by the Company Directors' Nominating Committee and (y) up to seven candidates designated by the Parent Directors' Nominating Committee. In connection with any annual meeting of the stockholders of Parent occurring after the completion of a Combination Transaction, the Board of Directors of Parent may nominate, in addition to the candidates nominated pursuant to the prior sentence, candidates who, if elected, would be Combination Directors. In the event that at any time during the Initial Period, a Company Director shall resign from the Board of Directors of Parent, during the Initial Period, the Company Directors' Nominating Committee shall have the sole power and authority to fill the vacancy created by such resignation. In the event that at any time during the Initial Period a Parent Director shall resign from the Board of Directors of Parent, during the Initial Period, the Parent Directors' Nominating Committee shall have the sole power and authority to fill the vacancy created by such resignation. In the event that any Combination Director shall resign from the Board of Directors of Parent, the Board of Directors may designate a person to fill the vacancy created by such resignation. During the Initial Period, no special meeting of the stockholders of Parent may be called for the purpose of removing or electing one or more directors of Parent (other than Combination Directors or candidates who, if elected, would be Combination Directors) without the approval of at least two-thirds of all of the Parent Directors and Company Directors, voting together. During the Initial Period, the Board of Directors of Parent shall consist of 12 directors; provided, however, that the Board of Directors of Parent may increase the number of directors solely in connection with one or more Combination Transactions. During the Initial Period, the Board of Directors of Parent may take action inconsistent with this paragraph (c) only with the approval of at least two-thirds of all of the Parent Directors and Company Directors respectively.

          (d) The Board of Directors of Parent shall take all action necessary so that, (w) if the Effective Time occurs prior to December 31, 2000, Ronald L. Kuehn, Jr. shall hold the position of Chairman of the Board of Directors of Parent during the period from the Effective Time through December 31, 2000, and William A. Wise shall hold the position of Chairman of the Board of Directors of Parent from and after January 1, 2001 (or any earlier time at which Ronald L. Kuehn, Jr. is no longer Chairman of the Board of Directors of Parent), (x) if the Effective Time occurs on or after December 31, 2000 (or any earlier time at which Ronald L. Kuehn, Jr. shall resign as Chairman of the Board of Directors of Parent), William A. Wise shall hold the position of Chairman of the Board of Directors of Parent from the Effective Time, (y) William A. Wise shall also hold the positions of Chief Executive Officer and President of Parent from the Effective Time and (z) as of the Effective Time, David A. Arledge shall hold the position of Vice Chairman of the Board of Directors of Parent and all senior officers of Parent and its Subsidiaries involved in the operation of Parent's and its Subsidiaries' non-regulated businesses shall report to David A. Arledge with respect to such non-regulated businesses, or David A. Arledge shall have such other authority and responsibilities as he and Parent mutually agree upon. During the Initial Period, (a) William A. Wise may not be removed as Chief Executive Officer or President of Parent, (b) the power and authority of the Chief Executive Officer, President or Vice Chairman of Parent may not be reduced, (c) no action may be taken to deny William A. Wise the position of Chairman of the Board of Directors of Parent in accordance with the foregoing sentence or to deny David A. Arledge the position of Vice Chairman of the Board of Directors of Parent in accordance with the foregoing sentence, (d) David A. Arledge shall not be removed as Vice Chairman of the Board of Directors of Parent, (e) William A. Wise may not be removed as Chairman of the Board of Directors of Parent, and (f) the power and authority of the Chairman or Vice Chairman may not be reduced, in each case without the approval of at least two-thirds of all Parent Directors and Company Directors, voting together.

     Section 6.12 Affiliates. (a) Not less than 45 days prior to the Closing Date, the Company shall have delivered to Parent a letter identifying all Persons who, in the opinion of the Company may be, as of the date this Agreement and the Merger are submitted for approval by the Company's stockholders, its "affiliates" for purposes of SEC Accounting Series Release No. 135 and/or for purposes of Rule 145 under the Securities Act and Parent shall have delivered to the Company a letter identifying all Persons who in the opinion of Parent may be, as of the date the Parent Stock Issuance is submitted for approval of Parent's stockholders, its "affiliates" for purposes of SEC Accounting Series Release No. 135. Each of the Company and Parent shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in the letter delivered by it pursuant to the prior sentences to deliver, as promptly as practicable but in no event later than 30 days prior to the Closing (or such later date as the parties may agree), a signed agreement, in the case of affiliates of the Company, to the Company and Parent substantially in the form attached as Exhibit C hereto, and in the case of affiliates of Parent, if applicable, to Parent substantially in the form attached as Exhibit D hereto. Each of Parent and the Company shall, after the date hereof and prior to the Closing, notify the other party from time to time after it has delivered the letter described in the prior sentences of any Person not identified in such letter who then is, or may be, such an "affiliate" and use reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 6.12(a).

          (b) Parent shall use its reasonable best efforts to publish or cause to be published no later than 30 days after the end of the first month after the Effective Time (which month may be the month in which the Effective Time occurs) in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     Section 6.13 Pooling-of-Interests. (a) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from PwC, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Parent shall use reasonable best efforts to cause to be delivered to the Company a letter from PwC, dated as of the Closing Date, stating that PwC concurs with Parent's management's conclusion that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

          (b) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from D&T, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statement similar to the Form S-4. The Company shall use reasonable best efforts to cause to be delivered to Parent a letter from D&T, dated as of the Closing Date, stating that D&T concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board.

          (c) Each of the parties will use reasonable best efforts to cause the Merger to be accounted for as a pooling-of-interests in accordance with GAAP and the rules and regulations of the SEC, and each party agrees that it will not take any action that it knows, or could reasonably expect, will cause such accounting treatment not to be obtained.

     Section 6.14 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties hereto and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 6.15 Tax-Free Merger. Each of the parties will use reasonable best efforts to cause the Merger to qualify as a tax-free "reorganization" under Section 368 of the Code. None of Parent, Merger Sub, the Company or any of their respective Subsidiaries over which they exercise control, shall knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to cause the Merger not to qualify as a tax-free "reorganization" under Section 368 of the Code.

     Section 6.16 Section 16(b). Parent and the Company shall take all such steps as may be required to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 6.17 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 6.17 shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sales, holdings separate of assets or other dispositions or the conduct of their business in a specified manner, individually or in the aggregate, are not conditioned on the Closing or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger (a "Post-Merger Material Adverse Effect"); it being understood that Parent and its Subsidiaries shall not be obligated pursuant to this Agreement to take any action that would reasonably be likely to have a material adverse effect on or with respect to Tennessee Gas Pipeline Company or ANR Pipeline Company and any such material adverse effect shall constitute a "Post-Merger Material Adverse Effect", and that without the consent of Parent, the Company shall not take any action that would reasonably be likely to have a Post-Merger Material Adverse Effect.

          (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.17(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of the competition.

          (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 6.17(a) and 6.17(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.17 shall limit a party's right to terminate this Agreement pursuant to Article VIII. Each of the parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

                                ARTICLE VII

     Section 7.1 Conditions to Obligations of the Parties. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

          (a) Stockholders' Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Parent Stock Issuance shall have been approved by the requisite vote of the stockholders of Parent in accordance with the rules and regulations of the NYSE.

          (b) Legality. No statute, rule, regulation or other law and no order, decree or injunction shall have been enacted, issued, promulgated, entered or issued by any Governmental Entity of competent jurisdiction which is in effect and has the effect of making the consummation of the Merger illegal or prevents or prohibits consummation of the transactions contemplated hereby. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated.

          (c) HSR Act. The waiting period (or any extension thereof) under the HSR Act applicable to transactions contemplated hereby shall have expired or been terminated.

          (d) Regulatory Consents. All waivers, consents, approvals, orders and authorizations of, and notices, reports and filings with, Governmental Entities necessary for the consummation of the transactions contemplated hereby (other than those matters addressed in Section 7.1(c)) shall have been obtained or made and shall be in full force and effect without the imposition of any terms, conditions, restrictions or limitations, except for the imposition of any terms, conditions, restrictions and limitations in respect of, and failures to have obtained or made, or failures to be in full force and effect of, such waivers, consents, approvals, orders, authorizations, notices, reports or filings which, in the aggregate, would not have, or reasonably be expected to have a Post-Merger Material Adverse Effect.

          (e) Form S-4 Effective; State Securities Approvals. The Form S-4 shall have become effective, and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened, and all material necessary approvals and permits under state securities or "blue sky" laws relating to the issuance of shares of Parent Common Stock, shall have been obtained.

          (f) NYSE Listing. The shares of Parent Common Stock to be issued pursuant to the transactions contemplated hereby shall have been duly approved for listing on the NYSE, subject to official notice of issuance.

          (g) Pooling Letters. The Company shall have received and delivered to Parent and Parent's independent public accountants, a letter from D&T, dated as of the Closing Date, stating that D&T concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction with Parent accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board, and Parent shall have received and delivered to the Company and the Company's independent public accountants, a letter from PwC, dated as of the Closing Date, stating that PwC concurs with Parent's management's conclusion that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

     Section 7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect (disregarding for these purposes any materiality qualifications therein contained).

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that the Company shall have performed or complied in all respects with the covenants and agreements contained in
Section 5.1(ii).

          (c) Certificate. Parent shall have received a certificate of an executive officer of the Company that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

          (d) Tax Opinions. Parent shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, tax counsel to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger will constitute a tax-free reorganization under Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any respect. The opinion condition referred to in this Section 7.2(d) shall not be waivable after receipt of the approval of the stockholders of the Company referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

     Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct when made, and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are expressly made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect (disregarding for these purposes any materiality qualifications therein contained).

          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that Parent shall have performed or complied in all respects with the covenants contained in Section 5.2(ii).

          (c) Certificate. The Company shall have received a certificate of an executive officer of Parent that the conditions set forth in the paragraphs (a) and (b) above have been satisfied.

          (d) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger will constitute a tax-free reorganization under Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any respect. The opinion condition referred to in this Section 7.3(d) shall not be waivable after receipt of the approval of the stockholders of the Company referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

                                ARTICLE VIII

     Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after this Agreement and the Merger have been approved and adopted by the stockholders of the Company and/or the Parent Stock Issuance has been approved by the stockholders of Parent, as follows:

          (a) by mutual written consent of each of Parent and the Company;

          (b) by Parent or the Company, if the Effective Time shall not have occurred by the conclusion of the twelfth month after the date of this Agreement (the "Termination Date"); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(c) or Section 7.1(d), and
(y) all other conditions set forth in Article VII have been satisfied or waived or are as of such date capable of being satisfied, than this Agreement may only be terminated by Parent or the Company pursuant to this clause (b) if the Effective Time shall not have occurred by the conclusion of the fifteenth month after the date of this Agreement (which shall, in such circumstances, be the "Termination Date"); and provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by Parent or the Company, if a Governmental Entity of competent jurisdiction shall have issued an order, decree or injunction or taken any other action (in each case, which the terminating party has used reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.17) having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation thereof, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated in accordance with Section 6.17);

          (d) by either Company or Parent, if there shall have been a material breach by the other of any of the other's representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by the Company) or Section 7.3(a) or (b) (in the case of a breach by Parent), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 20 days after written notice thereof shall have been received by the party alleged to be in breach;

          (e) (i) by Parent, if the Board of Directors of the Company or any committee of the Board of Directors of the Company, whether or not permitted pursuant to the terms hereof, (w) shall fail to reaffirm its approval or recommendation of this Agreement and the Merger within 15 days after a request by Parent (provided that Parent may make such request only once with respect to any Takeover Proposal), (x) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (y) shall approve or recommend any Takeover Proposal or Acquisition Transaction involving the Company or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above;

               (ii) by the Company, if the Board of Directors of Parent or any committee of the Board of Directors of Parent, whether or not permitted pursuant to the terms thereof, (w) shall fail to reaffirm its approval of this Agreement, the Merger and the Parent Stock Issuance or its recommendation of the Parent Stock Issuance within 15 days after a request by the Company (provided that the Company may make such request only once with respect to any Takeover Proposal), (x) shall withdraw or modify in any manner adverse to the Company its approval of this Agreement, the Merger and the Parent Stock Issuance or its recommendation of the Parent Stock Issuance, (y) shall approve or recommend any Takeover Proposal or Acquisition Transaction involving Parent or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above;

          (f) (i) by either Parent or the Company, if the required approval and adoption of this Agreement and the Merger by the stockholders of the Company shall not have been obtained at a duly held stockholders' meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof;

               (ii) by either Parent or the Company if the required approval of the Parent Stock Issuance by the stockholders of Parent shall not have been obtained at a duly held stockholders' meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof; or

          (g) (i) by the Company, in accordance with Section 5.3(b), provided, however, in order for the termination of this Agreement pursuant to this clause (i) of this Section (g) to be deemed effective, the Company shall have complied with all provisions contained in Sections 5.3(a), (b) and (c), including the notice provisions therein, and with applicable requirements of Section 8.2, including the payment of the Company Termination Fee; or (ii) by Parent, in accordance with Section 5.3(b), provided, however, in order for the termination of this Agreement pursuant to this clause (ii) of this Section (g) to be deemed effective, Parent shall have complied with all provisions contained in Sections 5.3(a), (b) and (c), including the notice provisions therein, and with applicable requirements of Section 8.2, including the payment of the Parent Termination Fee.

     Section 8.2 Effect of Termination. (a) (i) In the event that (w) (1) any Person shall have made a Takeover Proposal to the Company or to its stockholders after the date hereof and thereafter this Agreement is terminated (i) by either party pursuant to Section 8.1(b) or (ii) by either party pursuant to Section 8.1(f)(i) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, (x) any Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e)(i), (y) (1) this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) (and no Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, or (z) this Agreement is terminated by the Company pursuant to Section 8.1(g)(i), then, in any such case, the Company shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving the Company, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving the Company, in the case of a termination described in clauses (w) or (y), (ii) two days after such termination, in the case of a termination described in clause (x), or (iii) concurrently with such termination, in the case of a termination described in clause (z), pay Parent a fee of $300 million (the "Company Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by Parent.

          (ii) In the event that (w) any person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b) and within 12 months after such termination any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, (x) (1) this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) (and no Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, (y) any Person shall have made a Takeover Proposal to the Company or its stockholders and thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e)(i), or (z) this Agreement is terminated by either party pursuant to Section 8.1(f)(i) or by the Company pursuant to Section 8.1(g)(i), after any such termination, the Company shall reimburse Parent, promptly after being requested to do so by Parent, for all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses otherwise allocated to Parent pursuant to Section 6.7, up to an aggregate of $10 million.

          (b) (i) In the event that (w) (1) any Person shall have made a Takeover Proposal to Parent or to its stockholders after the date hereof and thereafter this Agreement is terminated (i) by either party pursuant to
Section 8.1(b) or (ii) by either party pursuant to Section 8.1(f)(ii) and
(2) within 12 months after the termination of this Agreement any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, (x) any Person shall have made a Takeover Proposal to Parent or stockholders after the date hereof and thereafter this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii), (y) (1) this Agreement is terminated by the Company pursuant to
Section 8.1(e)(ii) (and no Person shall have made a Takeover Proposal to Parent or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, or (z) this Agreement is terminated by Parent pursuant to Section 8.1(g)(ii), then, in any such case, Parent shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving Parent, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving Parent, in the case of a termination described in clauses (w) or (y), (ii) two days after such termination, in the case of a termination described in clause
(x), or (iii) concurrently with such termination, in the case of a termination described in clause (z), pay the Company a fee of $300 million (the "Parent Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by the Company.

          (ii) In the event that (w) any person shall have made a Takeover Proposal to Parent or its stockholders after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b) and within 12 months after such termination any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, (x) (1) this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii) (and no Person shall have made a Takeover Proposal to Parent or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, (y) any Person shall have made a Takeover Proposal to Parent or its stockholders and thereafter this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii), or (z) this Agreement is terminated by either party pursuant to
Section 8.1(f)(ii) or by Parent pursuant to Section 8.1(g)(ii), after any such termination, Parent shall reimburse the Company, promptly after being requested to do so by the Company, for all out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses otherwise allocated to the Company pursuant to
Section 6.7, up to an aggregate of $10 million.

          (c) Each of the parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due from it pursuant to this Section 8.2, and in order to obtain such payment the other party commences a suit which results in a judgment for the fees and expenses set forth in this Section 8.2, the other party shall pay to the party bringing such suit its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

          (d) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in this Section 8.2) on the part of any party hereto; provided, however, no such termination (and no payment made pursuant to Section 8.2(a) or 8.2(b)) shall relieve any party hereto from any liability for damages resulting from any willful or intentional breach of this Agreement.

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval of the matters and transactions contemplated hereby by the stockholders of Parent and/or the Company and prior to the Effective Time, but after such approvals, no such amendment shall be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for such party's benefit contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE IX

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 6.9, 6.10, 6.11, 6.13(c) and 6.15 and such other agreements to be performed in whole or in part after the Effective Time shall survive the Effective Time, and (b) the agreements set forth in Sections 6.7, 6.8(b), 8.2 and 8.3 and this Article IX shall survive termination indefinitely.

     Section 9.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

     Section 9.3 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by telecopy or facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to the Company:

          The Coastal Corporation
          Coastal Tower
          Nine Greenway Plaza
          Houston, Texas  77046
          Attention:  Carl A. Corrallo, Esq.
          Facsimile no.:  (713) 877-1609

          With a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York  10036
          Attention:  Blaine V. Fogg, Esq.
          Facsimile No.:  (212) 735-2000

          If to Parent:


          El Paso Energy Corporation
          1001 Louisiana Street
          Houston, Texas  77002
          Attention:  Britton White Jr., Esq.
          Facsimile No.: (713) 420-4993

          With a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York  10004
          Attention:  Gary P. Cooperstein, Esq.
                      Warren de Wied, Esq.
          Facsimile No.:  (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 9.4 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Company Material Adverse Effect" means any changes in or effects that in the aggregate together with all other changes and effects (x) are materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (y) will prevent the Company's consummating the transactions contemplated hereby or materially delay the Company's ability to consummate the transactions contemplated hereby, provided that, in determining whether a Company Material Adverse Effect has occurred, changes or effects relating to the natural gas pipeline industry and/or the oil and gas exploration and production industry and/or any other industry in which the Company or its Subsidiaries are engaged generally or to United States or global economic conditions or financial markets in general shall not be considered.

               (ii) "Parent Material Adverse Effect" means any changes in or effects that in the aggregate together with all other changes and effects (x) are materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (y) will prevent Parent's or Merger Sub's consummating the transactions contemplated hereby or materially delay Parent's or Merger Sub's ability to consummate the transactions contemplated hereby, provided that, in determining whether a Parent Material Adverse Effect has occurred, changes or effects relating to the natural gas pipeline industry and/or the oil and gas exploration and production industry and/or any other industry in which Parent or its Subsidiaries are engaged generally or to United States or global economic conditions or financial markets in general shall not be considered.

               (iii) "affiliate" of a Person means (for all purposes other than Section 6.12 in which Section "affiliate" shall have the meaning designated therein) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               (iv) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

               (v) "knowledge" of any party shall mean the actual knowledge of the executive officers of that party.

               (vi) "Person" and "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

               (vii) "Subsidiary" of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

               (viii) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability for the Taxes of any Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (b) When a reference is made in this Agreement to Articles, Sections, Disclosure Letters or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.7 Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Parent and the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for Articles I and II and Sections
6.9 (Insurance; Indemnity) and 6.11(Governance Matters), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 9.8 ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE HEREOF, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

     Section 9.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     Section 9.10 Entire Agreement. This Agreement, the Confidentiality Agreement and the Stock Option Agreements constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                      EL PASO ENERGY CORPORATION

                                      By:
                                          -----------------------------
                                          Name:
                                          Title:

                                      EL PASO MERGER COMPANY

                                      By:
                                          -----------------------------
                                          Name:
                                          Title:

                                      THE COASTAL CORPORATION

                                      By:
                                          -----------------------------
                                          Name:
                                          Title: